UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2011

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2012 Annual Meeting of Stockholders to be held on Thursday, February 9, 2012 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote your shares as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 28, 2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 9, 2012 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306.

This annual meeting is being held for the following purposes:

•	to elect three directors to serve until the 2015 Annual Meeting of Stockholders;

•	to hold an advisory vote on the compensation of our named executive officers as described in the accompanying Proxy Statement;

•

to approve the amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan to, among other things, increase the number of shares reserved for issuance thereunder and extend the term of the plan;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012; and

•	to transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 13, 2011 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the annual meeting.

Except for those stockholders that have already requested printed copies of our proxy materials, we are furnishing our proxy materials for this annual meeting to you through the Internet. On or about December 28, 2011, we mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If you received a Notice by mail or email, you will not receive a printed copy of the proxy materials, unless you specifically request one. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (which we posted on the Internet on December 28, 2011), as well as how to submit your proxy over the Internet. We believe that mailing or emailing the Notice and posting other materials on the Internet allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an e-mail to sendmaterial@proxyvote.com.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible in accordance with the instructions provided to you, to ensure that your vote is counted at the annual meeting.

By Order of the Board of Directors,

John W. Kuo
Secretary

i

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors (the “Board”) of Varian Medical Systems, Inc. (“we,” “us” or the “Company”) is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2012 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, email, fax or in person. We have hired Georgeson Inc., 199 Water Street, New York, New York 10038, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $10,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on four proposals. Proposal One is for the election of Timothy E. Guertin, David J. Illingworth and Ruediger Naumann-Etienne to the Board for three-year terms ending at the 2015 Annual Meeting of Stockholders.

Proposal Two is an advisory vote on the compensation of the executive officers listed in the Summary Compensation Table (the “named executive officers”) as described in this Proxy Statement.

Proposal Three is to approve the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan (the “Third Amended Stock Plan”) to, among other things, increase the number of shares reserved for issuance thereunder and extend the term of the plan.

Proposal Four is for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

Q:	Who can vote?

A:	Only our stockholders of record at the close of business on December 13, 2011 may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, as filed with the SEC on November 23, 2011) over the Internet. Therefore, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If you request printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

Q:	Can I receive proxy materials for future annual meetings by email rather than receiving a paper copy of the Notice?

A:	If you are a holder of record, you may elect to receive the Notice or other future proxy materials by email by logging into www.proxyvote.com and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms or http://enroll.icsdelivery.com/var. If your shares are registered in street name, please check with your broker, bank, or other nominee about how to receive future proxy materials by email, or enroll at http://enroll.icsdelivery.com/var. If you choose to receive proxy materials by email, next year you will receive an email with instructions on how to view those materials and vote before the next annual meeting. Your choice to obtain documents by email will remain in effect until you notify us otherwise. Delivering future notices by email will help us further reduce the cost and environmental impact of our stockholder meetings.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the method described under “How do I vote and how do I revoke my proxy?” below.

Q:	How do I vote and how do I revoke my proxy?

A:	If you hold your shares in your own name as a stockholder of record, you may vote your shares either in person at the meeting or by proxy. To vote in person, please bring a form of identification, such as a valid driver’s license or passport, and proof that you were a stockholder as of December 13, 2011, and we will give you a ballot when you arrive. To vote by proxy, please vote in one of the following ways:

•	Via the Internet. You may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If you received your proxy materials or request printed copies by mail, stockholders located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If you received your proxy materials or request printed copies by mail, you may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the applicable voting deadline by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposals Two, Three and Four)) in order for your proxy to be counted on that matter. If you validly vote your shares over the Internet or by mail but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR approval of the compensation of our named executive officers as described in this Proxy Statement, FOR the approval of the Third Amended Stock Plan and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012. In that case, the proxyholders will have full discretion and authority to vote cumulatively in the election of directors and to allocate votes among any or all of the nominees for director in any order they determine.

If your shares are registered in street name, you must vote your shares in the manner prescribed by your broker, bank, or other nominee. In most instances, you can do this over the telephone or Internet, or if you have received or request a hard copy of the proxy statement and accompanying voting instruction form, you may mark, sign, date and mail your voting instruction form in the envelope your broker, bank or nominee provides. The materials that were sent to you have specific instructions for how to submit your vote and the deadline for doing so. If you would like to revoke your proxy, you must follow the broker, bank or other nominee’s instructions on how to do so. If you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee holding your shares.

Q:	What is the deadline for submitting a proxy?

A:	Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on February 8, 2012. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:	On the record date, we had 112,566,599 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:	Abstentions—If you specify that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on Proposal Two through Four. On Proposals Two, Three and Four, abstentions have the effect of a vote against the proposal.

Broker Non-Votes—Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. However, on non-routine matters such as the election of directors, the advisory vote on executive compensation and the approval of the Third Amended Stock Plan, your broker must receive voting instructions from you, as it does not have discretionary voting power for that particular item. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the three nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal One will be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election.

For Proposal Two, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required to approve the compensation of our named executive officers as described in this Proxy Statement.

For Proposal Three, the approval of the Third Amended Stock Plan, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required to approve the Third Amended Stock Plan.

For Proposal Four, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required to approve the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm.

Because your vote on Proposal Two is advisory, it will not bind the Board or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is deemed elected but is obligated to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), will decide whether or not to accept the offer of resignation and thereafter publicly disclose its decision. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has met the requirements for submitting stockholder proposals provided in our By-Laws. Under our By-Laws, a stockholder must notify our Secretary in writing (at our Palo Alto, California headquarters) of the proposal not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2013 Annual Meeting of Stockholders will be no earlier than October 12, 2012 and no later than November 11, 2012. The notice must give a brief description of the business to be brought before the annual meeting, the reasons for conducting the business and the text of the proposal, as well as the name and address of the stockholder giving the notice and the beneficial owner on whose behalf the proposal is made, the number of shares owned and information about that beneficial ownership, all as detailed in our By-Laws. The notice must also describe any material interest the stockholder or beneficial owner has in the business and arrangements between such stockholder or beneficial owner and any other person in connection with the proposal and must include certain representations, all as detailed in our By-Laws.

To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2013 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 30, 2012. The submission must contain the information required under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”).

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Exchange Act, which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement.

Q:	How do I nominate someone to be a director?

A:

A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 90 days nor more than 120 days before the anniversary of the prior year’s annual meeting, which for the 2013 Annual Meeting of Stockholders will be no earlier than October 12, 2012 and no later than November 11, 2012. The notice must include all information about the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named as a nominee and serving as a director) and a description of all material monetary agreements during the past three years and any other material relationships, between such stockholder and a beneficial owner on whose behalf the nomination is made and their affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his/her affiliates and associates, or others acting in concert, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 under Regulation S-K if the stockholder were a “registrant,” all as described in our By-Laws. The notice must also include certain additional information about and representations by the stockholder and/or the beneficial owner, all as detailed in our By-Laws.

Q:	How does the Board select nominees for the Board?

A:	The Nominating Committee will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of skills and characteristics on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to NYSE-listed companies and other regulatory requirements applicable to us. Please refer to “Proposal One—Election of Directors” and our Corporate Governance Guidelines for additional details on our policy, process and membership criteria. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	How may I communicate with the Board of Directors?

A:	Stockholders and other interested parties may communicate directly with the Board, the Board’s “lead” non-employee director or any other director or with the independent directors as a group or any other group of directors through the Board’s lead director by sending an e-mail to lead.director@varian.com. Messages received will be forwarded to the appropriate director or directors.

Q:	When and where is the Annual Meeting being held?

A:	The Annual Meeting will be held on Thursday, February 9, 2012 at 4:30 p.m. Pacific Time at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306. If you need directions to the Annual Meeting so that you may attend or vote in person, please contact our Investor Relations department at investors@varian.com.

Q:	How can I find the results of the Annual Meeting?

A:	Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors for three-year terms that end at the 2015 Annual Meeting of Stockholders.

Our Nominating Committee is charged with identifying, evaluating and recommending to the full Board director nominees. There are no minimum qualifications for director. The Nominating Committee generally seeks individuals with broad experience at the policy-making level in business, government, education, technology or public interest. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, including cultural, gender, ethnic and age diversity; international business experience; and experience in industries beyond healthcare. We also look for financial oversight experience, financial community experience and a good reputation with the financial community; business management experience and the potential to succeed top management in the event Board intervention is necessary on an unexpected basis; business contacts, business knowledge and influence that may be useful to our businesses and product lines; and knowledge about our industries and technologies. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating Committee will consider potential candidates for directors submitted by Board members, members of our management and our stockholders, and does not evaluate candidates differently based upon the source of the nominee. The Nominating Committee has engaged Egon Zehnder International, an executive and director search firm, to help identify and evaluate potential candidates for additional members of the Board. In early 2011, Egon Zehnder provided the Nominating Committee with potential candidates that met guidelines established by the Board and assisted the Nominating Committee in meeting and assessing the qualifications of candidates in order to assist the Nominating Committee with its review of potential candidates. Mr. Illingworth was one of the candidates identified by Egon Zehnder.

All of the nominees, Timothy E. Guertin, David J. Illingworth and Ruediger Naumann-Etienne, are now members of the Board. In connection with the appointment of Mr. Illingworth to the Board in August 2011, the Board increased the size of the Board from nine to ten directors. The term of Dr. David W. Martin, Jr., who has been a director since 1994, will expire at the Annual Meeting and the Board has approved a reduction in the size of the Board from ten to nine directors, to be effective immediately prior to the Annual Meeting.

The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, the names of other public companies for which they serve as a director or have served as a director during at least the past five years. Also set forth are the specific experience, qualifications, attributes or skills that led our Nominating Committee to conclude that each person should serve as a director. All of our directors have held high-level positions in companies and have experience in dealing with complex issues. We believe that each is an individual of high character and integrity and has the ability to exercise sound judgment.

Nominees for Election for a Three-Year Term Ending with the 2015 Annual Meeting

• Timothy E. Guertin	Age 62, a director since 2005. Our Chief Executive Officer since February 2006 and President since August 2005. Our Chief Operating Officer from October 2004 to February 2006. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from 1992 to January 2005. Our Corporate Vice President from 1992 to 2002. Mr. Guertin is on the board of directors of Teradyne, Inc. (a supplier of electronics test equipment).

We believe Mr. Guertin’s qualifications to serve as a director include his deep knowledge of our management structure, strategy and users of our technology, which he has gained over more than 35 years with our Company. His service in various leadership roles, including President of our Oncology Systems business before becoming our President and Chief Executive Officer, has given Mr. Guertin extensive knowledge of radiation producing technologies, software controls and safety measures, as well as broad experience in product development, regulatory, marketing, financial and operational matters. Mr. Guertin also brings to the Board his experience in serving on the board of directors of a public company; several medical, healthcare and technology industry organizations such as AdvaMed (an association of medical device manufacturers), the Silicon Valley Leadership Group and the Radiation Oncology Institute (an education and research organization dedicated to advancing the use and effectiveness of radiotherapy); and as a director and chairman of the board of directors of TechAmerica (a nationwide technology trade association). He also brings his experience serving on the corporate council of the American Society for Radiation Oncology (“ASTRO,” a professional society of radiation oncology clinicians).

• David J. Illingworth	Age 58, a director since August 2011. Retired; former Chief Executive Officer of Smith & Nephew plc (an orthopedic devices company) from July 2007 until April 2011. From 2002 until July 2007, Chief Operating Officer and division president at Smith & Nephew. Prior to joining Smith & Nephew, he served in senior management roles for XL Vision, Inc., VidaMed, Inc., Nellcore Puritan Bennett LLC and GE Medical Systems. Mr. Illingworth served as a director of Smith & Nephew in the past five years.

We believe Mr. Illingworth’s qualifications to serve as a director include his in-depth knowledge of the medical technology industry. His service as an executive of various medical technology companies has provided him with extensive experience in sales, operations and general management not only in the United States but also in the United Kingdom and Asia. In addition, Mr. Illingworth brings to the Board his experience in serving on the board of directors of another public medical device company.

• Ruediger Naumann-Etienne	Age 65, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Mr. Naumann-Etienne is a director of Encision Inc. (a provider of laparoscopic surgery instruments) and IRIDEX Corporation (a provider of light-based medical systems and delivery devices). He was chairman of the board of directors of Cardiac Science Corporation from 2006 to 2010, and was also a director of BioRad Laboratories, Inc. in the past five years. From 1993 to 1999, Mr. Naumann-Etienne was chairman of the board of directors of OEC Medical Systems (since acquired by General Electric Company).

We believe Mr. Naumann-Etienne’s qualifications to serve as a director include his experience working in the medical device business for nearly three decades and his work with a leading electronics company for a decade in senior business and finance executive roles. Mr. Naumann-Etienne has extensive experience with finance and mergers and acquisitions, as well as international experience, having lived and worked in Europe and Latin America. He is fluent in four languages. Mr. Naumann-Etienne also brings to the Board his experience in serving as chief executive officer, chairman and a member of the board of directors, and a member of the nominating and compensation committees, of a number of public medical device companies.

Directors Continuing in Office Until the 2013 Annual Meeting

• JohnSeely Brown	Age 71, a director since 1998. Retired; independent co-chairman of Deloitte Center for the Edge and visiting scholar and advisor to the Provost at the University of Southern California. Vice President of Xerox Corporation (a document technology company) from 1986 to 2002 and Chief Scientist from 1992 to 2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000. Mr. Brown is a director of Corning Incorporated (a diversified technology company) and Amazon.com, Inc. (an on-line retailer and cloud service provider) and was a director of Polycom, Inc. in the past five years.

We believe Mr. Brown’s qualifications to serve as a director include his extensive experience in the information technology industry, including his knowledge of hardware and software systems, security, artificial intelligence, image processing and scientific computing, as well as experience with products used in x-ray imaging. Mr. Brown is an expert at innovation and the management of radical innovation. He has been involved in many start-up ventures over the years and in corporate strategy for both small and very large high tech companies. Mr. Brown also brings to the Board his experience in serving on the board of directors of several public companies.

• R. Andrew Eckert	Age 50, a director since 2004. Chief Executive Officer of CRC Health Corporation (a provider of behavioral health services) since January 2011. A managing director of Symphony Technology Group (a private equity firm) from October 2009 to December 2010. Previously Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) from October 2005 to May 2009. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000. Mr. Eckert has served on the board of directors of Eclipsys Corporation and Connetics, Inc. in the past five years.

We believe Mr. Eckert’s qualifications to serve as a director include his extensive experience obtained over 15 years of serving as an executive officer of several public companies, including a medical imaging company and healthcare information management company, as well as his deep knowledge of operational, financial, strategic planning, product development and marketing matters. Mr. Eckert also brings to the Board his experience in serving on the board of directors of several public companies in the healthcare industry.

• Mark R. Laret	Age 57, a director since February 2007. Chief Executive Officer of University of California, San Francisco (“UCSF”) Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000. Mr. Laret is on the board of directors of Nuance Communications, Inc. (a provider of voice and language solutions).

We believe Mr. Laret’s qualifications to serve as a director include his in-depth knowledge of hospital operations, the healthcare industry and the managed care industry. His service as chief executive officer of leading medical institutions has provided him with experience in strategic planning, finance, financial management of hospital and physician practice, medical education, clinical research and business turnaround. Mr. Laret also brings to the Board his experience in serving on the board of directors of another public company in the technology sector.

Directors Continuing in Office Until the 2014 Annual Meeting

• Susan L. Bostrom	Age 51, a director since 2004. Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc. (a networking equipment provider) from January 2006 to January 2011. From February 2000 to January 2006, Senior Vice President of Cisco Systems, taking on responsibility for Worldwide Government Affairs in October 2002 and becoming Chief Marketing Officer in January 2006. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems. Ms. Bostrom is a director of Cadence Design Systems, Inc. (an electronic design company).

We believe Ms. Bostrom’s qualifications to serve as a director include her extensive experience and leadership roles at one of the world’s leading technology companies, as well as her knowledge of marketing, government affairs, public policy and developing trends in networking and new media such as virtual collaboration, social media and information exchanges. She also brings to the Board her experience in serving on the board of directors of a public technology company, a hospital and a university, as well as service on the advisory board for two educational institutions.

• Richard M. Levy	Age 73, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Mr. Levy was a director of Pharmacyclics, Inc. during the past five years.

We believe Mr. Levy’s qualifications to serve as a director include the leadership and management experience he gained during more than 40 years as an employee, manager, officer, President and Chief Executive Officer, and director of our Company. He has deep knowledge of our history, strategies, technologies and culture, and of the medical industry in general. Mr. Levy also brings to the Board his experience in serving on the board of directors of several hospitals and another public company.

• Venkatraman Thyagarajan	Age 65, a director since November 2008. Retired; former Senior Vice President and Area Director for GlaxoSmithKline Asia Pacific (a global pharmaceutical company) from January 2003 to April 2008. From January 2001 to December 2002, Vice President for South Asia for GlaxoSmithKline Asia Pacific and Managing Director of GlaxoSmithKline Pharmaceuticals Ltd. (an Indian pharmaceutical company). Mr. Thyagarajan is vice chairman of the board of directors of GlaxoSmithKline Pharmaceuticals Ltd. and a director of Tata Consultancy Services Ltd. (an Indian software company).

We believe Mr. Thyagarajan’s qualifications to serve as a director include his extensive knowledge of the global healthcare industry gained over four decades of working in different parts of the world, including Europe, Asia Pacific, India, the Middle East and Africa. He has significant operational, financial, marketing and senior management experience in one of the world’s leading pharmaceutical companies. Mr. Thyagarajan also brings to the Board his experience in serving on the board of directors and the audit committee and compensation committee of other public companies.

Governance of the Corporation

Corporate Governance

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the NYSE listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

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A majority of the Board members are independent of the Company and our management. The definition of “independent” is included in our Corporate Governance Guidelines, which can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”) and the Nominating Committee—are independent.

•	The Board has appointed a “lead” non-employee director. As described below, Dr. Martin has served in the capacity of lead director since August 2004.

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The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast is obligated to offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers, and to our directors.

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We have hotlines for employees to report concerns regarding ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

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The Board has adopted a policy regarding conflicts of interest and “related-person transactions” under which potential conflicts of interest and related-person transactions must be reviewed and pre-approved by the Nominating Committee. The Nominating Committee has determined that certain categories of transactions are pre-approved under this policy. Please refer to the discussion under “Certain Relationships and Related Transactions” for more information on this policy and the related procedures.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

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Directors are expected to attend all stockholder meetings, and all current directors except Mr. Illingworth, who was not a director at the time, Ms. Bostrom and Mr. Brown attended our 2011 Annual Meeting of Stockholders.

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The Board has adopted a guideline for director retirement that provides that no director may serve on the Board for more than four consecutive three-year terms (starting with terms commencing in the year 2000) or 12 years, whichever is longer. This limitation may be extended for one term upon approval by the Board. In November 2010, in nominating Mr. Levy for re-election after serving on our Board for 12 years, the Board approved such a one-term extension.

•	Our Corporate Governance Guidelines state that the Nominating Committee should consider recommending a new member to each committee every three years.

•	The Board has adopted a recoupment policy to recover certain incentive payments made to executives in the event of a restatement of our financial statements.

•	We did not renew our stockholders’ rights plan when it expired in December 2008.

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The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that were previously accredited by RiskMetrics Group. The Nominating Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events. A majority of our directors participated in in-house continuing director education in fiscal year 2011.

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The annual cycle of agenda items for Board and committee meetings reflects Board and committee requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance and legal departments and major business units and operations. The Board’s and committees’ annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, review of risks relevant to our business, capital projects and evaluation of the Chief Executive Officer and management and Board succession.

Director Independence

The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Illingworth, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne and Mr. Thyagarajan are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines. Mr. Levy, our Chairman of the Board, and Mr. Guertin, our President and Chief Executive Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Mr. Illingworth, Mr. Laret, Dr. Martin, Mr. Naumann-Etienne or Mr. Thyagarajan has any material relationship, either direct or indirect, with us other than as a director and stockholder.

Mr. Laret is employed as Chief Executive Officer of and has a relative that is also employed by UCSF Medical Center. In connection with a research agreement, the Company paid UCSF approximately $0 in fiscal year 2011, $22,500 in fiscal year 2010 and $176,000 in fiscal year 2009. In addition, the Company paid to UCSF and one of its departments approximately $10,500 and $10,000 in matching charitable donations in fiscal years 2011 and 2010, respectively. Nonetheless, the Board therefore determined that Mr. Laret does not have any relationship that is inconsistent with a determination that he was independent, and was therefore “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom serves as an outside director of a hospital and a university, and Mr. Brown is a visiting scholar at a university, that are customers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that these directors are “independent” for purposes of the NYSE listing requirements and under our Corporate Governance Guidelines.

Board Meetings

The Board met six times in fiscal year 2011. Four of these Board meetings included executive sessions of either the independent directors or the non-management directors, or both, with Mr. Levy presiding at meetings of the non-management directors and Dr. Martin presiding at meetings of the independent directors. We have four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. Each current director attended at least 75% of the total Board meetings and meetings of the committees on which they serve that were held in fiscal year 2011. Directors are encouraged to attend meetings of committees on which they do not serve as members. However, each of the Audit Committee, the Compensation Committee and the Nominating Committee regularly hold executive sessions of only the committee members or non-management directors.

Board Leadership Structure

The Board has adopted Corporate Governance Guidelines designed to promote the functioning of the Board and its committees. These Guidelines address Board composition, Board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not indicate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Mr. Levy serve as Chairman and Mr. Guertin serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Levy is not “independent” within the meaning of the NYSE listing standards, our Corporate Governance Guidelines call for one of the directors who is independent to serve as the “lead director.” The lead director is responsible for leading meetings of the independent directors, serves as a liaison between independent directors and the Chairman (and between the directors and the Chief Executive Officer), and has the prerogative of calling, with due notice, a meeting of the full Board and/or an executive session of the Board consisting exclusively of the non-management or independent directors. Our Board has designated Dr. Martin as our lead independent director. Dr. Martin has taken and continues to take an active leadership role on our Board and has gained extensive knowledge of our business and history. Because Dr. Martin’s term as a director will expire at the Annual Meeting, the Board intends to appoint a new lead independent director at its meeting in February 2012. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board Committees and Committee Meetings

Each of our standing committees has a written charter approved by the Board that clearly establishes the committee’s roles and responsibilities. Copies of the charters for the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found through the “Corporate Governance” link on the Investors page on our website at www.varian.com. Please note that information on, or that can be accessed through, our website is not part of the proxy soliciting materials, is not deemed “filed” with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, and, except for information filed by the Company under the cover of Schedule 14A, is not deemed to be proxy soliciting materials.

Audit Committee: The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

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Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing the corporation that are related to financial statements, legal, regulatory and other similar matters, as well as the corporation’s related mitigation efforts.

•	Prepares the Audit Committee Report included in our proxy statement.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert, Mr. Laret and Mr. Thyagarajan. The Audit Committee met 12 times in fiscal year 2011. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the NYSE listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has determined that Mr. Eckert is an “audit committee financial expert” based upon his experience as the chief executive officer of Eclipsys Corporation from 2005 to 2009, of SumTotal Systems Inc. from 2004 to 2005, of Docent, Inc. from 2002 to 2004, and of ADAC Laboratories from 1997 to 2001, as well as other business experience, and his formal education represented by his Masters in Business Administration from the Stanford Graduate School of Business. The Board has also determined that Mr. Laret and Mr. Thyagarajan are financially literate based upon each of their familiarity with financial statements and, for Mr. Laret, his experience as chief executive officer of UCSF Medical Center.

Compensation and Management Development Committee: The Compensation Committee performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

•	Reviews and discusses with management and recommends to the Board whether the disclosures under “Compensation Discussion and Analysis” should be included in our proxy statement.

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Assesses, at least annually, the risks associated with the Company’s compensation policies, and reports to the Board and the Audit Committee whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee determines all compensation for our executive group. Before making decisions on compensation for each of the executives other than the CEO, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments over the prior year. Except for his own position, Mr. Guertin makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and the amount of equity awards for each executive. However, the Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee meets alone with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent members of the Board.

To independently assist and advise the Compensation Committee, the Compensation Committee has for a number of years retained Frederic W. Cook, & Co., Inc. (“FWC”). Additionally, beginning in February 2006, the Compensation Committee retained the services of Wilson Sonsini Goodrich & Rosati (“WSGR”) to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

Typically, on an annual basis, FWC reviews and analyzes our executive compensation programs, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chairman on agenda items for Compensation Committee meetings, reviews management proposals and is available to perform special projects at the Compensation Committee chairman’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that inform the Compensation Committee’s decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes, which for fiscal year 2011 included a competitive review of non-employee directors’ compensation and continued discussion of performance-based long-term incentive awards.

The members of the Compensation Committee are Mr. Eckert (Chairman), Ms. Bostrom, Dr. Martin and Mr. Naumann-Etienne. The Compensation Committee met eight times in fiscal year 2011. In addition to being independent, each member of the Compensation Committee is a “non-employee director” for purposes of the Exchange Act and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Nominating and Corporate Governance Committee: The Nominating Committee performs the following principal functions:

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Develops and recommends to the Board corporate governance principles, including the Company’s Corporate Governance Guidelines, Code of Business Ethics and policy regarding conflicts of interest and related person transactions.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

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Reviews with the Board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the Board as a whole in determining whether to recommend incumbent directors for re-election.

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Evaluates and makes recommendations to the Board concerning the size of the Board, the appointment of directors to Board committees, the qualifications of committee members and the selection of Board committee chairs.

•	Oversees the annual review of director independence and evaluation of the Board’s performance.

The members of the Nominating Committee are Mr. Laret (Chairman), Mr. Brown and Mr. Thyagarajan. The Nominating Committee met four times in fiscal year 2011.

Executive Committee: The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

The members of the Executive Committee are Mr. Levy (Chairman), Dr. Martin and Mr. Naumann-Etienne. The Executive Committee met once in fiscal year 2011.

Director Stock Ownership Guidelines

To align the Board’s interests with the interests of our stockholders, the Board has adopted stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee. Directors who were first appointed or elected to the Board after February 2004 must achieve the guideline within five years after such appointment or election. At the end of fiscal year 2011, all directors met the guidelines or were within the allowed time frame for meeting the guidelines. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of Company securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee, Compensation Committee and Nominating Committee responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management, as well as external advisors such as FWC, WSGR and PricewaterhouseCoopers LLP, on areas of material risk to us, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk in order to enable it to understand our risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee generally provides a summary to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies. See also “Compensation of the Named Executive Officers and Directors—Relationship Between Compensation Plans and Risk.” The Nominating and Corporate Governance Committee assists the Board in oversight of risks that the Company has relative to compliance with corporate governance standards.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background to the Advisory Vote

Under an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders are able to vote to approve, on an advisory (non-binding) basis no less frequently than once every three years, the compensation of the named executive officers (an “Advisory Vote on Compensation”). We submitted both our first Advisory Vote on Compensation and an advisory vote on how frequently such a vote would occur to our stockholders at our 2011 Annual Meeting. Stockholders owning more than 96% of the shares voting on the Advisory Vote on Compensation at our 2011 Annual Meeting approved the compensation of our named executive officers for fiscal year 2010 and showed support for an annual vote. As a result, our Compensation Committee and Board are again submitting for the vote of stockholders an Advisory Vote on Compensation in connection with the executive officers named in this Proxy Statement (the “NEOs”). As described more fully in the “Compensation of the Named Executive Officers and Directors” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, we design our executive compensation program to reward, retain and attract executives in order to support our business strategy; achieve our short and long-term goals; and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as individual performance. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Program

We urge you to read the “Compensation of the Named Executive Officers and Directors—Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on our executive compensation, including the fiscal year 2011 compensation of our NEOs. Highlights of our executive compensation programs include the following:

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We target total compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group.

•	A significant portion of our executives’ total compensation is considered by us to be “at risk.”

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Named executive officers may receive long-term equity awards subject to long-term vesting requirements. We believe these awards ensure that a significant portion of the executives’ compensation is tied to long-term stock price performance and therefore align our executives’ interests with those of our stockholders.

•	Executive perquisites are limited—we do not permit Company-paid non-business use of the fractionally-owned corporate aircraft or income tax gross-ups for imputed income on executive perquisites.

•	The Compensation Committee has adopted guidelines that suggest that executives hold a minimum amount of our common stock to align their interests with those of our stockholders.

•	Each of our executive officers is employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

We believe the compensation program for the NEOs has been instrumental in helping us achieve strong financial performance. In fiscal year 2011, the continued success of our recent product introductions drove net orders and revenue growth. Our revenue reached $2.6 billion in fiscal year 2011, an increase of 10% over fiscal year 2010. For fiscal year 2011, operating earnings grew 10% to $588 million and net earnings per diluted share from continuing operations increased 16% over fiscal year 2011. During fiscal year 2011, we repurchased approximately 9 million shares of our common stock. Net orders totaled $2.9 billion for fiscal year 2011, up 18% from fiscal year 2010, leaving us with a $2.5 billion backlog at September 30, 2011.

Our fiscal year 2011 financial performance, along with the individual performance of our executive officers, were key factors in determining compensation for fiscal year 2011, including the following:

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Earnings before interest and taxes (“EBIT”), net orders and revenues (subject to some adjustments) are the key financial performance measures in determining our NEO’s annual cash incentives. These measures provide a balance between a “top line” (e.g., in using net orders and revenues—an example of financial measures before costs and expenses are considered) and “bottom line” (e.g., in using EBIT—an example of a financial measure that incorporates “top line” results plus costs and expenses) approach to measuring our annual performance. As indicated above, net orders and revenues grew 18% and 10%, respectively, and EBIT from continuing operations grew 10% in fiscal year 2011 from fiscal year 2010, which, in each case, after adjustments was above target and therefore resulted in the payment of annual cash incentive awards above target levels for our NEOs.

•	Base salaries, which were not adjusted in 2010 as part of our cost containment efforts, were only adjusted modestly—between 3% and 5.7%—in fiscal year 2011.

Although the Compensation Committee determined not to make equity or equity-based awards during fiscal year 2011, it recognized fiscal year 2011 performance in awards it subsequently made early in fiscal year 2012. However, rather than continuing its practice of awarding stock options and full-value awards (i.e., restricted stock units) that only have time-vesting requirements, the Compensation Committee provided that approximately one-third of the value of all equity awards to an NEO be in the form of performance-based units, which vest at the end of a three-year performance period based on growth in average diluted earnings per share from continuing operations (“EPS”), as adjusted to reflect our total stockholder return relative to our peer group By linking our long-term incentives to these important Company and market metrics, we hope to more closely align our NEO’s incentives with the long-term interests of stockholders.

The Compensation Committee will continue to analyze our executive compensation policies and practices and adjust them as appropriate to reflect our performance and competitive needs.

Based on the above, we request that you indicate your support for the Company’s executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

The opportunity to vote on Proposal Two is required pursuant to Section 14A of the Exchange Act. However, as an advisory vote, the vote on Proposal Two is not binding upon us. Nonetheless, the Compensation Committee, which is responsible for designing and administering our executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL THREE

APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC.

THIRD AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve an amendment and restatement of the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”). The plan that is the subject of this Proposal is the third amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan (the “2005 Omnibus Stock Plan”) and it will be known as the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan (the “Third Amended Stock Plan”). The Second Amended Stock Plan was previously approved by the Board at its November 17, 2006 meeting and became effective upon the approval by stockholders at the Annual Meeting of Stockholders held on February 15, 2007. Three amendments to the Second Amended Stock Plan were subsequently approved by stockholders on February 14, 2008, February 12, 2009 and February 11, 2010, each increasing the maximum number of shares of our common stock available for awards.

One of the requirements for satisfying the perfomance-based compensation exception under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) is that the stockholders approve the material terms of the performance goals under the applicable plan at least every five years. The 2005 Omnibus Stock Plan was most recently approved by stockholders for purposes of Section 162(m) at the Annual Meeting of Stockholders held on February 15, 2007. Therefore, we are asking stockholders to approve the Third Amended Stock Plan in order to comply with this requirement.

Upon recommendation by the Compensation Committee, the Board also reviewed the Second Amended Stock Plan and determined that the maximum number of shares of our common stock available for issuance should be increased and the term of the Second Amended Stock Plan should be extended. The Third Amended Stock Plan was approved by the Board at its November 11, 2011 meeting, subject to stockholder approval, and provides for the following changes from the Second Amended Stock Plan:

•	an increase of 6,000,000 shares of our common stock available for issuance;

•	an extension of approximately seven years (until the date that is ten years from the date of Board approval, or November 11, 2021); and

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the number of shares that remain available for issuance under the Third Amended Stock Plan will be reduced by 2.6 shares instead of 2.5 shares for each share issued pursuant to an award other than a stock option or Stock Appreciation Right (“SAR”).

The Third Amended Stock Plan will only become effective if Proposal Three is approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three.

The closing price of our common stock on December 1, 2011 was $63.06.

General

The Third Amended Stock Plan is intended to promote our success by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees, consultants and non-employee directors in consideration for the services that they provide to us.

The Third Amended Stock Plan provides for the granting of stock options, SARs, Restricted Stock, Restricted Stock Units (“RSUs”), Performance Units, Performance Shares and Deferred Stock Units (collectively, “Awards”) to eligible Third Amended Stock Plan participants. If Proposal Three is adopted, the number of shares of our common stock reserved for Awards under the Third Amended Stock Plan will increase from a maximum of 18,950,000 shares to a maximum of 24,950,000 shares—an increase of 6,000,000 shares. The Third Amended Stock Plan also provides that this maximum number of shares may be increased by (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Internal Revenue Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the Varian Medical Systems, Inc. Omnibus Stock Plan and the Varian Medical Systems, Inc. 2000 Stock Plan (the “Prior Plans”) as of February 17, 2005 (3,145,673 shares) and (iii) such number of shares subject to any Awards granted under the Prior Plans that terminate, expire or lapse for any reason (239,656 shares from February 17, 2005 to September 30, 2011). The Third Amended Stock Plan further provides that the maximum number of shares may be increased by such number of shares subject to any Awards granted under the 2005 Omnibus Stock Plan that terminate, expire or lapse for any reason (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the Award was granted).

For purposes of determining the number of shares available for Awards under the Third Amended Stock Plan against the maximum number authorized, Awards of stock options and SARs will count as one share for every one share issued, and any shares issued under Awards granted pursuant to the Third Amended Stock Plan (including Deferred Stock Units), other than stock options or SARs, will count as 2.6 shares for every one share issued. Currently, the Second Amended Stock Plan uses a conversion rate of 2.5. As of December 1, 2011, the number of shares available for Awards under the Second Amended Stock Plan was 6,050,938 shares. No shares were available for equity awards under any other plan.

The Third Amended Stock Plan expressly prohibits the re-pricing of stock options and SARs (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in our corporate structure affecting shares of common stock), without stockholder consent. Furthermore, the Third Amended Stock Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option. In addition, the Third Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Description of the Third Amended Stock Plan

Set forth below is a summary of the other principal features of the Third Amended Stock Plan and its operation. The Third Amended Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement, and all descriptions of the Third Amended Stock Plan contained in this Proposal Three are qualified by reference to Appendix A.

Administration of the Third Amended Stock Plan

The Compensation Committee will administer the Third Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the NYSE listing requirements and as “outside directors” under Section 162(m) (for purposes of qualifying Awards under the Third Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Third Amended Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted Awards, the size and types of these Awards, and the terms and conditions of these Awards. The Compensation Committee may delegate to one or more officers or directors appointed by the Compensation Committee its authority to grant and administer Awards, but only the Compensation Committee can grant Awards to employees who are subject to Section 16 of the Exchange Act. The Board will determine and administer options and Deferred Stock Units granted to non-employee directors.

Eligibility to Receive Grants of Awards

Employees and consultants of the Company and its affiliates are eligible to be selected to receive grants of one or more Awards. We cannot determine the actual number of individuals who will receive grants of Awards under the Third Amended Stock Plan because eligibility for participation in the Third Amended Stock Plan is in the discretion of the Compensation Committee. While not necessarily indicative of future grants, awards were made to an average of approximately 585 employees, 7 non-employee directors and no consultants during the three most recent fiscal years. The Third Amended Stock Plan also provides for the grant of non-qualified stock options and Deferred Stock Units to our non-employee directors.

Stock Options

The Compensation Committee may grant non-qualified stock options to purchase shares of our common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the exercise price for each option, which cannot be less than 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the Third Amended Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. If the participant terminates services prior to an option’s normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. The Compensation Committee may extend the maximum term of any option granted under the Third Amended Stock Plan, subject to the seven-year or earlier limits set forth in the Third Amended Stock Plan.

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and Restricted Stock Units

Restricted Stock Awards and RSU Awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares subject to a Restricted Stock or RSU Award, but during any fiscal year no participant may be granted more than 400,000 shares of Restricted Stock or RSUs.

In determining whether Restricted Stock or RSUs should be granted, and/or the vesting schedule for such an Award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant Restricted Stock or RSUs only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “—Performance Goals” for more information.

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards that will result in a payment to a participant only if performance goals that the Compensation Committee establishes are satisfied. The initial value of each Performance Unit shall not exceed and the initial value of each Performance Share shall equal the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “Performance Goals” for more information.

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the Third Amended Stock Plan. During any fiscal year, no participant shall receive more than 400,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an Award. Performance goals may be measured over any fiscal period not to exceed three consecutive fiscal years, as determined by the Compensation Committee. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Under the Third Amended Stock Plan, certain performance goals are specifically defined. EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Net orders means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. Stockholder return means the total return (change in price plus reinvestment of any dividends) of a share.

Non-Employee Director Options

Under the Third Amended Stock Plan, the Board will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option is immediately exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, the Third Amended Stock Plan allows the Board to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for options or shares of our common stock. Under the current procedures, non-employee directors may elect to receive such compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid.

Non-Employee Director Deferred Stock Units

Under the Third Amended Stock Plan, the Board will determine the number of Deferred Stock Units to be granted to each non-employee director. Deferred Stock Units will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock being issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis. Under the form of grant agreement approved by the Board, no shares will be distributed to the non-employee director until the earlier of three years after the date of grant or upon departure from the Board (e.g., upon retirement or resignation).

Nontransferability of Awards

In general, Awards granted under the Third Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and during a recipient’s lifetime any Awards may be exercised only by the recipient. Notwithstanding the above, the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) may, in its discretion, permit Awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

Recipients of Awards may, if the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of our common stock, and the Compensation Committee or the Board may provide that these amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Recoupment Policy

The Third Amended Stock Plan provides that, in the event of a restatement of incorrect financial results, the Board will review the conduct of executive officers in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Third Amended Stock Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Amendment, Termination and Duration of the Third Amended Stock Plan

The Board generally may amend or terminate the Third Amended Stock Plan at any time and for any reason; provided, however, that any amendment shall be subject to the approval of the stockholders to the extent required by applicable law or regulation. Unless otherwise amended or terminated by the Board, the Third Amended Stock Plan will remain in effect for ten years from the date of Board approval, or November 11, 2021. Currently, the Second Amended Stock Plan is set to terminate on November 19, 2014.

U.S. Federal Tax Aspects

A recipient of an option or SAR will not have taxable income upon the grant of the option or SAR. For options, other than incentive stock options, and SARs the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of grant of Restricted Stock, the participant will not have taxable income upon grant, but upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting. A recipient of RSUs, Performance Units, Performance Shares or Deferred Stock Units will not have taxable income upon grant of the Award; instead the participant will be taxed upon payment of the Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Internal Revenue Code imposes certain restrictions on deferred compensation arrangements. Awards that are treated as deferred compensation under Section 409A of the Internal Revenue Code are intended to meet the requirements of this section of the Internal Revenue Code.

At the discretion of the Compensation Committee, the Third Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws by electing to have shares of common stock withheld, or by delivering to us already-owned shares, having a value equal to the amount required to be withheld. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to an Award, then the withheld shares will not become available again for issuance.

We will be entitled to a tax deduction in connection with an Award under the Third Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the next three most highly compensated executive officers (other than our Chief Financial Officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if we comply with conditions imposed by Section 162(m), including, among others, the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and for Awards other than options and SARs, the Compensation Committee sets performance goals which must be achieved prior to payment of the Awards. We designed the Third Amended Stock Plan to permit the Compensation Committee to grant Awards that are intended to satisfy the requirements of Section 162(m). However, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of binding guidance thereunder, we cannot guarantee that the awards under the Third Amended Stock Plan or any other arrangement we maintain will qualify for exemption under Section 162(m).

Equity Compensation Plan Information

The following table provides information as of September 30, 2011 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	6,211,971	(2)	$48.56	15,310,100	(3)
Equity compensation plans not approved by security holders (4)	1,162,696		$32.73	—

Total	7,374,667		$45.90	15,310,100

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and Deferred Stock Units, which have no exercise price.

(2)	Consists of stock options, restricted stock units and deferred stock units granted under the Omnibus Stock Plan, the 2005 Omnibus Stock Plan, the Amended and Restated 2005 Omnibus Stock Plan and the Second Amended and Restated 2005 Omnibus Stock Plan, as amended. Effective February 17, 2005, no further grants can be made under the Omnibus Stock Plan.

(3)	Includes 6,886,012 shares available for future issuance under the 2010 Employee Stock Purchase Plan.

(4)	Consists of awards granted under the 2000 Stock Option Plan. Effective February 17, 2005, no further grants can be made under the 2000 Stock Option Plan.

During November 2000, we adopted the Varian Medical Systems, Inc. 2000 Stock Option Plan (the “2000 Plan”) that provided for the granting of stock options, SARs, Restricted Stock, Performance Units and Performance Shares to employees and consultants, but not officers or directors. The Compensation Committee administers the 2000 Plan. Options could be granted at exercise prices determined by the Compensation Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation Committee determines, but no option can be exercised later than 10 years from the date of grant. Options granted under the 2000 Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period thereafter. The Compensation Committee similarly has broad discretion with respect to terms and conditions of SARs, Restricted Stock and other performance awards. The exercise price of any SARs could not, however, be less than 100% of the fair market value of the common stock at the date of the grant, while the initial value of performance units could not exceed the fair market value and that of performance shares had to equal the fair market value. Payout of SARs, performance shares or performance unit awards could be in cash, shares or a combination thereof. Restrictions on Restricted Stock awards could be based upon achievement of specific performance criteria, applicable securities laws or other bases, including continued employment. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC. THIRD AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Selection of the Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2012, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2008. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four does not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting and that representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 30, 2011 and October 1, 2010:

Fee Category	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$3,256,389	$2,985,669
Audit-Related Fees	215,759	266,342
Tax Fees	738,032	678,982
All Other Fees	29,160	21,023

Total Fees	$4,239,340	$3,952,016

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on the Company’s internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q Quarterly Reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $302,000 and $280,000 in fiscal years 2011 and 2010, respectively. All other tax fees were approximately $436,000 and $400,000 in fiscal years 2011 and 2010, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal year 2011 were related to (1) the application of financial accounting and reporting standards to specific operational matters and (2) other attestations to ensure regulatory compliance. All Other Fees for fiscal year 2010 were related to the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2011 and 2010 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) consists of the four directors whose names appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the August 2011 Audit Committee meeting.

As required by the charter, the Audit Committee reviewed the Company’s financial statements for fiscal year 2011 and met with management, as well as with representatives of PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers, LLP the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers, LLP’s communications with the Audit Committee concerning independence and discussed with members of PricewaterhouseCoopers, LLP its independence from management and the Company.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Furthermore, in connection with the standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers, LLP, the fees the Company paid for these services, and whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee deemed that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers, LLP to be the Company’s independent registered public accounting firm for fiscal year 2012. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers, LLP’s independence, including (a) all relationships between PricewaterhouseCoopers, LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualification as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers, LLP engagement audit partner is rotated on a regular basis as required by applicable laws and regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers, LLP to the stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers, LLP.

Ruediger Naumann-Etienne (Chairman)

R. Andrew Eckert

Mark R. Laret

Venkatraman Thyagarajan

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2011: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in their most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each named executive officer and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as otherwise indicated, the address of each is 3100 Hansen Way, Palo Alto, California 94304. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted, each person has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 112,562,421 shares of common stock outstanding on December 1, 2011 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2011.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned	Percent of Class
Stockholders
The Vanguard Group, Inc. (1)	6,022,240	5.35%
100 Vanguard Blvd.
Malvern, PA 19355
Sands Capital Management, LLC (2)	5,959,626	5.29%
1101 Wilson Blvd., Suite 2300
Arlington, VA 22209

Directors, Nominees for Director and Executive Officers
Susan L. Bostrom (3)	26,502	*
John Seely Brown (4)	69,618	*
R. Andrew Eckert (5)	36,787	*
David J. Illingworth	—	*
Mark R. Laret (6)	41,851	*
Richard M. Levy (7)	315,907	*
David W. Martin, Jr., M.D. (8)	138,958	*
Ruediger Naumann-Etienne (9)	24,851	*
Venkatraman Thyagarajan (10)	15,851	*
Timothy E. Guertin (11)	1,144,968	1.01%
Elisha W. Finney (12)	484,168	*
Robert H. Kluge (13)	193,837	*
John W. Kuo (14)	89,105	*
Dow R. Wilson (15)	442,922	*
All directors, nominees for director and executive officers as a group (16 persons) (16)	3,148,645	2.80%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2010.

(1)	Based on a Schedule 13G filed February 10, 2011, The Vanguard Group, Inc. has sole power to vote 152,824 of these shares and sole power to dispose of 5,869,416 of these shares.

(2)	Based on a Schedule 13G/A filed February 14, 2011, Sands Capital Management, LLC has sole power to vote 3,953,223 of these shares and sole power to dispose of all of these shares.

(3)	Amount shown includes 18,000 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 54,866 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 23,000 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 36,000 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 265,000 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011. Also includes 50,907 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(8)	Amount shown includes 119,666 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution, as well as 7,340 shares held in a trust of which Dr. Martin is co-trustee with his wife, as to which voting and investment powers are shared with Dr. Martin’s wife.

(9)	Amount shown includes 18,000 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 10,000 shares that may be acquired under exercisable stock options. Also includes 5,851 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown includes 1,030,555 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011. Also includes 83,332 shares held in a trust of which Mr. Guertin is the trustee.

(12)	Amount shown includes 415,852 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011. Also includes 22,126 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(13)	Amount shown includes 152,352 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011.

(14)	Amount shown includes 79,027 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011. Also includes Mr. Kuo’s proportional interest in shares held in our 401(k) plan (1,304 shares).

(15)	Amount shown includes 407,500 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011.

(16)	Amount shown includes 2,726,695 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2011; 40,957 Deferred Stock Units that have vested but that are subject to deferred distribution; and 168,570 shares held in trusts or 401(k) accounts, including those described in footnotes 7, 8, 11, 12 and 14.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2011.

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the fiscal year 2011 compensation program of our named executive officers (“NEOs”). For fiscal year 2011, our NEOs were Timothy E. Guertin, our President and Chief Executive Officer (the “CEO”), Elisha W. Finney our Corporate Senior Vice President and Chief Financial Officer (the “CFO”) and the three other executive officers who were the most highly compensated during our fiscal year, as listed in the Summary Compensation Table, Dow R. Wilson, our then Corporate Executive Vice President and President, Oncology Systems (now our Corporate Executive Vice President and Chief Operating Officer), Robert H. Kluge, our Corporate Senior Vice President and President, X-ray Products, and John W. Kuo, our Corporate Vice President, General Counsel and Secretary.

Executive Summary

Fiscal Year 2011 Financial Performance

Our revenue reached $2.6 billion in fiscal year 2011, an increase of 10% over fiscal year 2010. For fiscal year 2011, operating earnings grew 10% to $588 million and net earnings per diluted share from continuing operations increased 16% over fiscal year 2010. We repurchased approximately 9 million shares of our common stock during fiscal year 2011.

Net orders totaled $2.9 billion for fiscal year 2011, up 18% from fiscal year 2010, leaving us with a $2.5 billion backlog at September 30, 2011.

Continued success of our recent product introductions drove net orders and revenue growth in fiscal year 2011. Below are some key highlights for the year:

•

In our largest business segment, Oncology Systems, orders for our TrueBeam systems for image-guided radiotherapy and radiosurgery reached 380 units since its introduction in the second quarter of fiscal year 2010.

•

In the X-Ray Products business segment, both the flat panel and the x-ray tube product lines contributed to a 15% and 16% increase in net orders and revenues, respectively, in fiscal year 2011 over fiscal year 2010.

•	With a view to continuing to introduce such innovative products, we retained research and development expenditures at 7% of revenues, which was the same percentage of revenues as in the prior year.

Fiscal Year 2011 Compensation

Our fiscal year 2011 financial performance, along with the individual performance of our executive officers, were key factors in determining compensation for fiscal year 2011, including the following:

•

Earnings before interest and taxes (“EBIT”), net orders and revenues (subject to some adjustments) are the key financial performance measures in determining our NEO’s annual cash incentives. These measures provide a balance between a “top line” (e.g., in using net orders and revenues—an example of financial measures before costs and expenses are considered) and “bottom line” (e.g., in using EBIT—an example of a financial measure that incorporates “top line” results plus costs and expenses) approach to measuring our annual performance. As indicated above, net orders and revenues grew 18% and 10%, respectively, and EBIT from continuing operations grew 10% in fiscal year 2011 from fiscal year 2010, which, in each case, after adjustments was above target and therefore resulted in the payment of annual cash incentive awards above target levels for our NEOs.

•	Base salaries, which were not adjusted in 2010 as part of our cost containment efforts, were only adjusted modestly—between 3% and 5.7%—in fiscal year 2011.

Better Alignment with Stockholder Interests

Although the Compensation Committee determined not to make equity or equity-based awards during fiscal year 2011, it recognized fiscal year 2011 performance in awards it subsequently made early in fiscal year 2012. However, rather than continuing its practice of awarding stock options and full-value awards (i.e., restricted stock and restricted stock units) that only have time-vesting requirements, the Compensation Committee provided that one-third of the value of all equity awards to an NEO be in the form of performance-based units, which vest at the end of a three-year performance period based on growth in average diluted earnings per share from continuing operations (“EPS”), adjusted to reflect our total stockholder return relative to our peer group. By linking our long-term incentives to these important Company and market metrics, we hope to more closely align our NEO’s incentives with the long-term interests of stockholders.

Compensation Philosophy

We design our executive compensation program to reward, retain and attract executives in order to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. We strive to pay competitively and appropriately based on individual performance and overall Company performance.

We target total direct compensation (consisting of base salary, annual cash incentives and long-term incentive grant values) for executives between the median and 75th percentile of our competitive peer group to reflect our executives’ past performance, our growth targets and the high cost of living in the geographic location of our headquarters.

The Compensation Committee structures cash compensation for executives so that a significant portion is at-risk under the annual cash incentive plan, also known as the MIP. The 2011 MIP pool available for senior executives was based on fiscal year 2011 EBIT, with 80% of the potential payout based on total-Company and business unit financial performance measures and 20% based on other measures, including non-financial qualitative measures. For our NEOs in fiscal year 2011, bonus opportunities ranged from 60% to 115% of annual base salary at target achievement with the proportion of at-risk compensation rising as an employee’s level of responsibility and influence on business-related outcomes increases.

Moreover, we believe that a significant portion of total direct compensation should be tied to our stock performance so executives’ interests are closely aligned with those of stockholders. This provides incentives for our executives to work for long-term profitable growth that will ultimately enhance stockholder returns without exposing us to excessive risk. Accordingly, we require each executive to own a substantial number of shares of our common stock. Through fiscal year 2011, our equity compensation program was structured with stock option and restricted stock unit (“RSU”) grants vesting over three-or-more years to align our executives’ interests with the longer term performance of our stock. In fiscal year 2012, we introduced performance units to the mix of awards under our equity compensation program to more strongly align these interests.

Role of the Compensation and Management Development Committee

The Compensation Committee oversees developing and administering our executive compensation program, including the underlying philosophy and related policies, and provides advice to the Board on matters related to executive development, including leading the Board’s evaluation of CEO performance and approving succession plans for the CEO and other select executives.

The Compensation Committee determines all compensation for our executive group, which for fiscal year 2011 was comprised of our executive officers, non-executive officers and other executive-level employees who directly report to the CEO, other remaining corporate officers and employees whose base salaries were $350,000 or higher. In fiscal year 2011, this group comprised 16 individuals. The Compensation Committee’s responsibilities include reviewing and establishing base salaries and incentive opportunities, equity compensation, executive perquisites and any other form of compensation. The Compensation Committee also reviews our CEO’s compensation with the other independent directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

Compensation Practices

The Compensation Committee employs a number of practices that reflect our compensation philosophy:

•	Executive officers are employed at will;

•	Executive perquisites are limited—we do not permit Company-paid non-business use of the fractionally-owned corporate aircraft or income tax gross-ups for imputed income on executive perquisites;

•	Officers are expected to have significant holdings of Company stock to discourage them from taking a short-term view of performance or exposing us to excessive risk;

•	Our equity incentive plan prohibits the repricing of stock options without stockholder approval;

•	Incentive compensation paid to executives is subject to clawback;

•	Both an external, independent legal advisor and an external, independent compensation consultant are retained and used by the Compensation Committee;

•	Our succession plans are reviewed and actively discussed at least annually; and

•	Our executive compensation program includes a number of controls that mitigate risks and we assess the risks associated with our compensation policies and programs annually.

Elements of Executive Compensation Program

The direct compensation of our executives is comprised of three principal elements: (1) base salary, (2) annual cash incentives and (3) long-term incentives, including equity and equity-based awards. We also provide perquisites of relatively limited value for the convenience of our executives so that their time can be most effectively directed toward Company matters. The Compensation Committee, as part of its evaluation of the overall compensation of each NEO, reviews these elements individually and total compensation as a whole and compares each against competitive compensation data. Our NEOs are employed without contractual severance protection other than pursuant to the Change-in-Control Agreements described below.

Base Salaries: Base salaries for our executives are determined by the Compensation Committee based upon the following qualitative and quantitative factors:

•	Job level, responsibilities and experience,

•	Individual performance,

•	Competitive benchmarking and internal equitability, and

•	Our objective of targeting total direct compensation for our executives between the median and 75th percentile.

Base salaries are designed to contribute less to total direct compensation than our executives’ targeted at-risk compensation (i.e., annual cash incentive and equity or equity-based pay). Generally, annual base salary increases, for all executives except the CEO, are based on the analysis provided by the Compensation Committee’s independent consultant and recommendations by the CEO to the Compensation Committee. Please refer to the discussion under “—Determining Executive Compensation—Base Salary” below for more information. The effective date of any increase in an executive’s base salary is generally on or about January 1 of each year.

Annual Cash Incentives: The MIP provides annual performance-based cash incentives to reward the achievement of corporate and/or specific business unit financial and non-financial goals. The Compensation Committee, working with management, establishes performance goals for the MIP in the first quarter of the fiscal year.

Under the MIP, the Compensation Committee (1) establishes the objective performance goals that determine payout, (2) creates a formula or table for calculating a participant’s payout depending upon how actual performance compares to the pre-established performance goals, (3) exercises its negative discretion, if any, and (4) certifies in writing that performance goals have been satisfied prior to any payment.

Business unit and individual performance is primarily recognized in the annual cash incentives, while overall Company performance is recognized in long-term incentives and, to a lesser extent, in annual cash incentives.

Long-term Incentives, including Equity Awards: Equity and equity-based awards are provided to our executives under the stockholder-approved Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan (the “Second Amended Stock Plan”). Such long-term incentive awards are designed to reward stockholder value creation, align executives’ interests with those of the stockholders and retain outstanding talent, all at a reasonable cost to stockholders. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally coinciding with the dates of the scheduled quarterly meetings of the Compensation Committee (please refer to the related discussion under “—Other Compensation Policies—Equity Grant Practices”).

Executive long-term incentives have been primarily awarded in the form of stock options and full-value awards (e.g., restricted stock awards or RSUs), recently in the ratio of three options to one full value share. In fiscal year 2011, the Compensation Committee determined that it would implement performance-based equity awards in future years. However, it deferred grant of such awards until the start of fiscal year 2012, when awards were made to NEOs consisting approximately one-third each in value of stock options, RSUs and performance units.

Other Compensation and Perquisites: Our executives are eligible to participate in our nonqualified Deferred Compensation Plan (“DCP”). In addition to allowing our NEOs to defer portions of their compensation, the DCP allows us to make discretionary supplemental retirement contributions (“Company Supplemental Contributions”) beyond what we can contribute to participants’ 401(k) retirement accounts due to Internal Revenue Code limitations. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about the DCP. The DCP is intended to promote retention by providing both for Company Supplemental Contributions and a tax-efficient long-term savings opportunity.

Our use of perquisites is limited. The perquisites include: use of a Company-leased vehicle; reimbursement of expenses for financial and tax planning up to $6,500 per year (except for the CEO who has no limit); and reimbursement for annual medical examinations up to $4,000 per year. We believe that these limited benefits generally allow our executives to work more efficiently and, in the case of financial and tax planning services, help them optimize the value received from our compensation and benefits programs. The costs of these perquisites constitute only a small percentage of the executives’ overall compensation (amounting to approximately 8.2 percent for the NEOs as a group in fiscal year 2011, which, as a percentage, is higher than past years due to the Company not issuing any equity or equity-based awards to the NEOs in this fiscal year).

We do not permit our executives to use the Company’s fractionally-owned aircraft for purely personal trips. However, we allow and include in executive’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally-owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

We permit executives to participate in compensation and benefit programs generally available to all other U.S. employees, such as:

•

Employee Incentive Plan (“EIP”). The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in number of hours—from 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the annual target achievement level (please refer to the discussion under “—Non-Equity Incentive Plan Compensation” after the Grants of Plan-Based Awards Table). The performance targets under the EIP are the same as the corporate financial goals under the MIP;

•	Employee Stock Purchase Plan;

•	401(k) Retirement Program; and

•	Medical, dental, supplemental life and disability insurance programs.

Total Direct Compensation: When we evaluate the elements of compensation of our executives in light of the competitive data, we group the elements into two categories:

•	Annual base salary plus non-equity incentive compensation (i.e., MIP and EIP, based on target participation levels for the fiscal year), the sum of which we call Total Cash Compensation (“TCC”).

•

TCC plus grant date fair values of long-term equity awards (e.g., stock options, full-value stock and performance unit awards), the sum of which we call Total Direct Compensation (“TDC”). Other elements of NEO compensation (such as perquisites) are not included in our TDC formula but are reviewed and approved by the Compensation Committee.

Determining Executive Compensation

In determining executive compensation for fiscal year 2011, the Compensation Committee assessed our overall performance against pre-defined financial metrics, our stock-price performance, achievement of non-financial qualitative goals and peer and market performance. The Compensation Committee also reviewed management’s business plans and financial budgets and projections, including analyzing the difficulty of achieving them. Our executive compensation philosophy has historically based a substantial portion of executive compensation on achieving financial performance and business goals to align executives’ interests with those of stockholders as described in more detail below. In fiscal year 2011, the Compensation Committee also added to the MIP a qualitative component tied to individual performance.

Before making decisions on compensation for each of the executives, the Compensation Committee reviews with our CEO each individual’s performance and accomplishments during the prior year. Except for his own position, the CEO makes recommendations to the Compensation Committee about base salary increases, any changes to the incentive plan target awards and, if equity or equity-based awards are to be made, the amount of such awards for each executive. The Compensation Committee takes into account external market data and each executive’s performance, as well as internal equity within the Company. Additionally, the Compensation Committee considers the retention value of any existing unvested equity awards that each executive has prior to determining annual equity grants. The Compensation Committee meets in executive session with its independent advisors to develop and establish a proposal for CEO pay. This proposal is also reviewed with the other independent directors.

The Compensation Committee annually evaluates our CEO’s performance. In doing so, our Compensation Committee chair gathers evaluations from the Chairman of the Board, other independent directors, certain of the CEO’s direct reports and a self assessment by the CEO. The resulting information is reviewed by the full Board (exclusive of the CEO) in executive session to provide a basis for determining CEO compensation as well as for providing constructive feedback to the CEO.

To independently assist and advise the Compensation Committee, the Compensation Committee retains FWC. Additionally, the Compensation Committee retains the services of WSGR to provide independent legal guidance on executive compensation matters. The engagement of FWC is exclusively with the Compensation Committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

Generally, on an annual basis, FWC reviews and analyzes our executive compensation program, compensation strategy and effectiveness of pay delivery. FWC provides market information on compensation trends and practices and makes recommendations to the Compensation Committee based on competitive data. FWC advises the Compensation Committee chair on agenda items for Compensation Committee meetings, reviews management proposals and performs special projects at the Compensation Committee chair’s request. FWC and WSGR also periodically provide the Compensation Committee with updates on regulatory and legislative developments pertaining to executive compensation and compensation committee governance. FWC provides analyses and recommendations that assist the Compensation Committee in making decisions, but does not decide or approve any compensation actions. As needed, the Compensation Committee also consults with FWC and WSGR on program design changes, which for fiscal year 2011 included a competitive review of non-employee director’s compensation, and continued discussion of performance-based long-term incentive awards.

Competitive Benchmarks: Typically, FWC annually evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons of our executive and non-employee director compensation. In fiscal year 2011, our peer group remained substantially the same as fiscal years 2009 and 2010—15 other publicly traded medical, healthcare or scientific equipment manufacturing companies selected from our SEC industry classification.1 Criteria for selecting our peer group from major labor and/or capital-market competitors are those that have (1) revenues and market-capitalization values that are roughly no more than four times and no less than one-third of ours; and (2) roughly similar growth and performance potential, as measured by the following metrics (computed over one-year and three-year periods): diluted earnings per share, EBIT growth, revenue growth and Total Stockholder Return (“TSR”).

The peer group companies are as follows:

Beckman Coulter	Hospira	ResMed Inc.
Becton Dickinson	IDEXX Laboratories, Inc.	St. Jude Medical, Inc.
C.R. Bard, Inc.	Intuitive Surgical, Inc.	Stryker Corporation
Edwards Life Sciences LLC	Alere	Thermo Fisher
Hologic Inc.	Kinetic Concepts	Zimmer, Inc.

[1]	Fiscal years 2009 and 2010 included one additional company, Advanced Medical Optics, which was acquired and ceased being public. Inverness Medical Innovations also became known as Alere.

Internal Pay Equity: The Compensation Committee considers internal pay equity when determining our CEO’s compensation. The following metrics were noted for the current and the two immediately prior fiscal years (only Total Cash Compensation is shown as we did not issue equity or equity-based awards to our NEOs in fiscal year 2011):

	Using “Target” Non-Equity Incentive Compensation Data
	Total Cash Compensation (1)
Fiscal Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2011	1.75	2.32
2010	1.68	2.24
2009	1.68	2.25

	Using “Actual” Non-Equity Incentive Compensation Data
	Total Cash Compensation (4)
Fiscal Year	CEO vs. Second Highest Paid Executive (2)	CEO vs. Average NEO (3)
2011	1.74	2.55
2010	1.73	2.31
2009	1.48	2.14

(1)	Total Cash Compensation = Salary (reported in the Summary Compensation Table) + Non-equity Incentive Compensation (i.e., MIP and EIP, based on target participation levels for the stated fiscal year).

(2)	The “Second Highest Paid Executive” in fiscal years 2011, 2010 and 2009 was Mr. Wilson. The analyses excluded the special cash payments made to Mr. Wilson in fiscal years 2010 and 2009 as part of a $1.6 million total cash payment pursuant to his offer letter dated September 17, 2004 (reported in the “Bonus” column of the Summary Compensation Table).

(3)	“Average NEO” represents relevant compensation of the NEOs, excluding the CEO.

(4)	Total Cash Compensation = Salary (reported in the Summary Compensation Table) + Non-equity Incentive Plan Compensation (i.e., MIP and EIP based on actual amounts earned using data from the Summary Compensation Table).

Base Salaries & Total Cash Compensation: In connection with our cost containment efforts in fiscal year 2010, none of the NEOs received any base salary increase. Very early in fiscal year 2011, the Compensation Committee reviewed the base salaries of the executive group against the competitive median and 75th percentile of our peer group and also reviewed the base salaries in the context of target and actual total cash compensation. The Compensation Committee accordingly approved the following 2011 base salary increases:

Name	2010 Base Salary (effective December 27, 2008 to December 24, 2010)	2011 Base Salary (effective December 25, 2010)	% Increase
Timothy E. Guertin	$875,000	$924,963	5.7%
Elisha W. Finney	$520,000	$540,800	4.0%
Dow R. Wilson	$606,000	$630,240	4.0%
Robert H. Kluge	$412,000	$424,360	3.0%
John W. Kuo	$362,000	$378,290	4.5%

•

Mr. Guertin’s salary increase reflected an adjustment to bring him more in line with median level pay of other CEOs in our peer group for base salary and total target cash compensation (i.e., base salary and target annual cash incentives).

•

Although the resulting salary placed Mr. Wilson above the 75th percentile of the competitive data for base salary and total target cash compensation, the Compensation Committee considered it appropriate given Mr. Wilson’s substantial experience prior to joining the Company, the significance of his current leadership role and his importance to the future of the Company.

•	For the other NEOs, their salary increases and the resulting total target cash compensation placed them in-between the median and the 75th percentile of the competitive data.

Compensation At-Risk

We believe that there should be a strong relationship between pay and performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, MIP and equity or equity-based awards typically represent a significant portion of our executive compensation program and this variable compensation is considered “at-risk” as it is directly dependent upon the achievement of pre-established goals, primarily financial, but also qualitative, and stock price appreciation:

•

Annual cash incentives—paid under the MIP and EIP—are intended to link executive rewards to total-Company and business unit performance upon achieving pre-determined short-term financial targets and individual goals.

•

The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

•

New performance unit awards are tied to long-term growth in EPS, as adjusted for the performance of our common stock against the TSR of our peer group, over a three-year period so that our executives reward is tied to both absolute performance and our performance relative to our peer group.

•

Full-value awards (in the form of RSUs) remain a component of the executive’s equity awards, equating to approximately one-third of the value of equity awards. The Compensation Committee believes that this element provides a strong retention component to our overall compensation program.

Annual Cash Incentives: On November 12, 2010, the Compensation Committee set the performance goals for fiscal year 2011 under the MIP for the NEOs and certain other executives. The annual cash incentives under the MIP for the Company’s Section 16 executives (including the NEOs) are intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. For fiscal year 2011, the Compensation Committee established a pool of funds equal to 1.25% of the Company’s fiscal year 2011 EBIT results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to the Section 16 executives. The Compensation Committee retained negative discretion to pay each of these executives less than their corresponding maximum share of the MIP Bonus Pool, which was the lesser of two times the target participation level of each executive under the MIP or a specified percentage of the MIP Bonus Pool (as listed below).

For fiscal year 2011, the Compensation Committee determined to base 80% of its negative discretion on achievement of total-Company and business unit financial performance and 20% on other measures, including non-financial, qualitative measures generally unique to each NEO. As the financial performance measures, the Compensation Committee selected growth in EBIT (40% weight), net orders (20% weight) and revenues (20% weight). The EBIT growth has been a traditional measure of “bottom line” growth that has been used with the MIP and is closely followed by our investors. The other two measures are two “top-line” growth measures (i.e., financial measures before any costs and expenses are considered) that we have also used previously. The Compensation Committee felt that it was important for us to continue to focus on profit and earnings, as had been heavily emphasized in the economic downturn, but that the remaining emphasis should be obtaining orders for and completing the sale of our products. Because of the relative weighting of the “top-line” measures to the “bottom-line” measure and because EBIT growth can be partially dependent upon revenue growth, the selection and design of the performance measures and weightings required strong results in both categories in order to attain an above-target payout.

In connection with establishing performance goals for fiscal year 2011, the Compensation Committee first reviewed and discussed with both management and the full Board our business plan and its key underlying assumptions, expectations and uncertainties under existing and anticipated market conditions, and the opportunity to generate stockholder value. The Compensation Committee attempted to set goals for fiscal year 2011 which, in the opinion of the Compensation Committee, were relatively difficult and required a performance level that was better than prior year.

EBIT, revenues and net orders were calculated for purposes of the MIP in accordance with pre-established rules, generally in accordance with the determinations of these measures in the reports the Company files with the SEC. The Compensation Committee did, however, exclude the following items from the calculation of EBIT for purposes of establishing the MIP Bonus Pool and for calculating the three financial performance measures:

•	Results from acquisitions made during the fiscal year, if any;

•	Performance associated with discontinued operations; and

•

The following one-time non-recurring charges to the extent each individual item is greater than 1% of pre-tax operating income: any single legal contingent liability or settlement with third parties, restructuring charges relating to acquisitions made during the prior year, reverse divestures, all (external and incremental) transaction costs associated with acquisitions during the performance period, new accounting pronouncements requiring companies to restate prior and/or current year financial statements, impairment charges associated with goodwill, long-lived assets and investments, and costs (net of savings) associated with unplanned reductions in force.

Given the unique structure of each particle therapy system sale where our order value may vary dramatically depending on the transaction, the Compensation Committee excluded net orders from our particle therapy business from the calculation of growth in net orders, but provided that each such order booked would be added to the actual net orders achievement percentage in increments of 5%.

The effect of the financial performance goals may not necessarily be linear from threshold-to-target levels and from target-to-maximum levels. The slopes of each curve and the placements of the inflection points were uniquely designed to take into account the varying degrees of difficulty to achieve the results. In order to attain any payout under the MIP in fiscal year 2011, with the exception of the threshold EBIT level for total-Company and X-ray Products, we had to achieve growth over fiscal year 2010. Payouts with respect to the 85% to 115% achievement range were designed to broadly align to the range of our fiscal year 2011 financial outlook that we provided in our October 28, 2010 earnings press release. Payouts with respect to the 0% to 85% achievement range and the 115% to 200% achievement range generally carried a steeper slope than payouts with respect to the 85% to 115% achievement range. The steeper slope in the 0% to 85% achievement range was intended to drive performance above the 85% level and to meet or exceed our financial outlook. The steeper slope in the 115% to 200% achievement range was intended to reward for performance that was considered difficult to very difficult to achieve.

The remaining 20% of each potential MIP award related to that NEO’s achievement of qualitative goals which varied by individual. There was no weighting assigned to achieving or failing to achieve any of such goals, with the determination of any payment for an individual’s performance versus such goals left to the discretion of the Compensation Committee. The Compensation Committee took into consideration assessments and recommendations from the CEO relative to achieving the pre-defined qualitative goals by the NEOs (with the exception of the CEO himself).

The weighting of total-Company and individual business units’ financial performance and individual non-financial qualitative performance for purposes of the Compensation Committee’s exercise of negative discretion under the MIP for fiscal year 2011 was as follows:

Name	Total Company Financial Goals	Oncology Systems Financial Goals (business unit)	X-ray Products Financial Goals (business unit)	Individual Non-Financial (Qualitative) Performance
Timothy E. Guertin	80%	—	—	20%
Elisha W. Finney	80%	—	—	20%
Dow R. Wilson	40%	40%	—	20%
Robert H. Kluge	40%	—	40%	20%
John W. Kuo	80%	—	—	20%

The Compensation Committee assigned each of our executives a target and maximum payout at the beginning of the fiscal year, expressed as a percentage of his or her base salary, as well as a maximum expressed as a percentage of the MIP Bonus Pool. The target incentives were established after evaluating job responsibilities, pay equity among the executive group and competitive market data of TCC. Based on this for our NEOs, the Compensation Committee determined that the fiscal year 2010 target participation levels under the MIP were appropriate and acceptable for Ms. Finney, Mr. Wilson and Mr. Kuo as a percentage of base salary. We increased Mr. Guertin and Mr. Kluge’s target and maximum as a percentage of base salary by five percentage points to better align with competitive target bonus levels for their respective positions. With the exception of Mr. Wilson (whose rationale for the positioning of his compensation was described earlier), the target/maximum, as a percentage of base salary was generally within the range of median and 75th percentile of the target/maximum bonus amounts of the peer group data used for each of their positions.

	Target	Maximum (the lesser of the following)
Name	As a % of base salary	As a % of base salary	As a % of MIP Bonus Pool
Timothy E. Guertin	115%	230%	40%
Elisha W. Finney	80%	160%	16%
Dow R. Wilson	80%	160%	19%
Robert H. Kluge	65%	130%	10%
John W. Kuo	60%	120%	9%

The Compensation Committee’s application of negative discretion was based on the following:

•

Annualized base salary as of fiscal year-end times the annual target participation level (expressed as a percent of base salary) times the sum of the (weight of each performance goal times achievement against that performance goal).

The fiscal year 2011 financial performance goals for the MIP on which 80% of the Compensation Committee’s negative discretion under the MIP was based and the actual results are shown below:

	Threshold (or Minimum Performance (1)	Target (100% Achievement) (2)	Maximum Performance	Fiscal Year 2011 Results
Total Company
EBIT Growth	(0.4%)	9.3%	20.1%	10.3%
Revenue Growth	2.2%	10.5%	16.7%	10.2%
Net Orders Growth	1.3%	8.3%	18.0%	11.2	%(3)

Oncology Systems
EBIT Growth	4.9%	11.9%	18.4%	9.8%
Revenue Growth	2.7%	10.4%	16.0%	8.6%
Net Orders Growth	1.1%	7.0%	15.0%	8.3%

X-Ray Products
EBIT Growth	0.3%	6.1%	21.0%	20.3%
Revenue Growth	3.5%	11.1%	20.3%	16.4%
Net Orders Growth	1.1%	11.0%	25.0%	15.3%

(1)	Any achievement at or below threshold performance would result in zero MIP payout.

(2)	Target growth rates for EBIT and revenue were generally in line with the fiscal year 2011 financial outlook.

(3)	As discussed earlier, the Compensation Committee excluded net orders from our particle therapy business from the calculation of growth in net orders applicable to the fiscal year 2011 MIP, but provided that each such order booked would be added to the actual net orders achievement percentage in increments of 5%. The effect of the inclusion of an $88 million order to equip the Scripps Proton Therapy Center increased the MIP payouts to the NEOs by approximately 1%. Including the financial impact of this order, our total-Company net orders grew 18% over fiscal year 2010.

The remaining 20% of each potential fiscal year 2011 MIP award was determined based on individual, non-financial qualitative performance. Although Mr. Guertin submitted recommendations with respect to each of the other NEOs, the determination of the amount of this component of the MIP was left to the discretion of the Compensation Committee. The achievement of qualitative performance goals by each NEO included the following:

Mr. Guertin, President and CEO:

•	Successfully developed programs to stimulate international markets in radiation oncology, including receiving regulatory approval for new products in key international markets.

•	Increased our strategic presence in radiotherapy and stereotactic radiosurgery.

•	Introduced new functionality and platform capabilities to our software products that enhanced appeal and user experience.

•	Implemented succession plans for key personnel and strengthened management team succession planning.

Ms. Finney, Corporate Senior Vice President, Finance and CFO:

•	Led creation of project financing model for VMS participation in financing of particle therapy projects.

•	Obtained regulatory approval for new products in key international markets.

•	Developed five-year roadmap to improve and transform customer contact and interaction experience.

•	Oversaw enhancements, revisions and re-implementation of the corporation’s global anti-corruption compliance program for new regulatory requirements (e.g., UK Bribery Act) and business growth.

Mr. Wilson, Corporate Executive Vice President and President, Oncology Systems:

•	Successfully increased Oncology Systems market share versus competitors in key geographic markets.

•	Developed feature enhancements to products for radiotherapy and stereotactic radiosurgery.

•	Expanded the Oncology Systems product lines with key new products and services.

•	Enhanced the Oncology Systems strategic product and technology roadmap and demonstrated stellar and aggressive execution against it.

•	Expanded into new customer markets and international geographies.

•	Strengthened Oncology Systems management team succession planning.

•	Collaborated on development of five-year roadmap to improve and transform customer contact and interaction experience.

Mr. Kluge, Corporate Senior Vice President and President, X-ray Products:

•	Successfully lowered product costs and improved manufacturing quality yield for key X-ray tube products.

•	Oversaw development of key product enhancements and new product lines for flat panel detectors.

•	Significantly enhanced product and technology roadmap and strategy for X-ray Products and drove execution of strategic product roadmap.

•	Expanded X-ray Products market strategy and roadmap and identified key new markets for product expansion.

•	Improved market share.

•	Developed X-ray Products management team.

Mr. Kuo, Corporate Vice President, General Counsel and Secretary:

•	Successfully supported growth plans and objectives in key international markets.

•	Oversaw successful efforts relating to policy and government education goals on various topics including FDA 510(k) reform and Medicare/Medicaid reimbursement policies.

•	Expanded legal support infrastructure to enhance support of business growth.

•

Oversaw and collaborated on enhancements, revisions and re-implementation of the corporation’s global anti-corruption compliance program for new regulatory requirements (e.g., UK Bribery Act) and business growth.

Target, maximum and actual payouts, based on the total-Company financial performance, business unit financial performance (if applicable) and individual performance, in fiscal year 2011 under the MIP for our NEOs were as follows:

Name	Target Participation Level (% of Base Salary)	Threshold Payout	Maximum Payout — 200% of target*	Target Payment (if 100% target performance achieved)	Fiscal Year 2011 Payment (based on actual performance)
Timothy E. Guertin	115%	$0	$2,127,414	$1,063,707	$1,082,195
Elisha W. Finney	80%	$0	$865,280	$432,640	$440,159
Dow R. Wilson	80%	$0	$1,008,384	$504,192	$516,363
Robert H. Kluge	65%	$0	$551,668	$275,834	$354,791
John W. Kuo	60%	$0	$453,948	$226,974	$244,537

*	Based on maximum calculated as twice their target participation level, which is lower than the amount based on a specified percentage of the MIP Bonus Pool.

The following graph shows the correlation between the total-Company achievement against MIP targets for each of the last five fiscal years and our stock price at the end of the fiscal year:

For fiscal year 2012, the Compensation Committee has retained the same MIP Bonus Pool structure—continuing to base payouts on growth in EBIT (40% weight), growth in revenues (20% weight), growth in net orders (20% weight) and individual qualitative factors (20% weight). The Compensation Committee has also kept in place for fiscal year 2012 the practice of the maximum payout level being the lesser of twice their target participation level and a specified percentage of the MIP Bonus Pool for each of the NEOs.

Long-Term Incentives: Annually, the Compensation Committee reviews the prevalence of the different grant types and equity award mixes among our peers, and the number of shares that are available for grant under our Second Amended Stock Plan.

In determining the appropriate equity grants, the Compensation Committee reviews our share usage based on several methodologies: (1) the annual share usage, both gross and net of forfeitures (“run rate”), (2) potential dilution as a percentage of fully diluted shares outstanding (“overhang”), and (3) the aggregate expense of grants as a percent of total-Company market capitalization, both gross and net of forfeitures—the Stockholder Value Transfer Rate (“SVT”)—and compares all three of these rates to competitive practices of our peer group. Although the Compensation Committee mainly relies on SVT-related analyses in connection with examining prior year grant levels (in terms of the raw number of shares granted) to determine overall grant size, it continues to review our share usage relative to run rate and overhang of peers. While it is difficult to make fair comparisons of equity grants between companies because of their different capital structures and different business particulars, the Compensation Committee believes that these measurements need to be taken into account in order to ensure that our equity grant practices remain competitive with our peer group. Our most recent information from FWC indicated that through calendar year 2010, our gross share usage was slightly above the 25th percentile of our peer group. Our gross SVT was below median of our peer group in 2008 and 2009, but was between the median and 75th percentile in 2010 because the peer levels decreased year-over-year. As of July 1, 2011, our overhang from outstanding grants was below the 25th percentile of our peer group largely because we had not made any fiscal year 2011 equity or equity-based awards through that date. If unused shares that were available for new grants at that date were included in the calculation (i.e., looking at “potential” possible dilution) our overhang would have been at the median of our peer group.

In addition, the Compensation Committee reviews the competitive three-year average allocation of SVT to each peer’s top-five NEOs at the median and 75th percentile. The Compensation Committee used this data, competitive grant values, relative pay equity considerations against other senior positions within the Company and individual performance, to determine the equity grants the Compensation Committee made to both executive and non-executive employees on November 11, 2011. Evidencing its commitment to move even more compensation at the senior levels to at-risk, performance-based compensation, senior executives’ equity-based awards (including those made to the NEOs) consisted of approximately one-third each (by grant date value) of stock options, RSUs and performance units.

Set forth below are the number of stock options, RSUs and performance units (at threshold, target and maximum levels) awarded to the NEOs on November 11, 2011:

	Option Awards	RSUs	Performance Units
Name	#	#	Threshold (#)	Target (#)	Maximum (#)
Timothy E. Guertin	100,000	30,416	0	27,883	41,824
Elisha W. Finney	33,334	10,139	0	9,295	13,942
Dow R. Wilson	53,293	16,209	0	14,859	22,288
Robert H. Kluge	33,334	10,139	0	9,295	13,942
John W. Kuo	21,800	6,631	0	6,079	9,118

The first 33 1/3% of the stock options granted in November 2011 vest at 12 months from the grant date and the remainder vest in equal monthly installments during the following 24-month period. The RSUs vest and are settled in equal amounts of shares of our common stock on November 21st of the first, second and third anniversaries of the date of grant. A recipient must be employed by us for vesting to occur, except in cases of (1) retirement, (2) death or (3) a change in control, where full or partial payouts are made depending on various circumstances.

The performance units awarded on November 11, 2011 to the NEOs and certain other executives consist of the right to receive shares of common stock, based upon performance against pre-established performance metrics during a 3-year performance period that ends at the end of fiscal year 2014. Target and maximum performance units are provided, with the number of shares earned on account of performance at the end of the three-year performance period between threshold and target or between target and maximum determined in accordance with specified performance curves and no payout at or below threshold. Maximum is limited to 150% of the target units. The performance units will cliff-vest (i.e., 100% vests at one time) at the end of the three-year performance period provided the recipient is employed by us, except in cases of (1) retirement, (2) death or (3) change in control, where full or partial payouts are made depending on various circumstances.

The primary performance metric used to determine if and how many shares of our common stock are received pursuant to the performance units is growth in diluted EPS from continuing operations, which is measured annually and averaged over the three fiscal years in the performance period. The secondary performance metric, which is applied as a modifier, is our relative TSR versus our peer group, measured annually using a 90-calendar day stock price average before the beginning and end of the three-year performance period.

Based on market survey information, EPS (net income) and TSR were the most common performance metrics used in equity-based awards in the past few years. The Compensation Committee believed the advantages of selecting EPS growth included that it was a highly visible indicator of performance and it was already tracked by analysts as a measure of corporate performance. The Compensation Committee also believed pairing EPS from continuing operations with TSR supplied an external focus that complemented the internally focused EPS directly aligning the executive’s interest with stockholders (stock price return).

The Compensation Committee will exclude the following items in calculating EPS from continuing operations:

•	Material change (defined as impact of ≥ three cents to EPS) in existing and/or new tax laws, unless the Company is required to restate a prior period covering the three-year performance period;

•

Any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s quarterly and annual reports for the applicable year;

•	The effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results;

•

For any companies acquired during the three-year performance period, the impact is limited to 100% of the one-time acquisition costs and amortization expense of intangible assets in the entire three-year period, but only if the impact to earnings after taxes exceeds $1 million in any one year during the three-year performance period;

•	Unplanned tax and legal settlements if impact to EPS is ≥ three cents.

The Compensation Committee will also exclude from the TSR calculation any of the companies in the peer group that are not publicly traded at the end of the three-year performance period due to their being acquired (including a going-private transaction).

The equity awards granted in November 2011 (at the beginning of fiscal year 2012) for Mr. Guertin, Ms. Finney and Mr. Kuo placed them in-between the median and the 75th percentile of the competitive data for long-term incentive award value. Although the resulting awards placed Mr. Wilson and Mr. Kluge above the 75th percentile of the competitive data for long-term incentive award value, the Compensation Committee considered them appropriate given both of their experience and contributions to the success of their respective business units.

Other Compensation Policies

Supplemental Retirement Contributions: In order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, we make contributions to the DCP for our executives, including the NEOs, and other highly compensated employees in the U.S., that are calculated based on a pre-established formula. Please refer to the narrative discussion following the Nonqualified Deferred Compensation Table in this Proxy Statement for more information about these contributions. We believe this to be a competitive benefit and necessary to attract and retain high-quality executives. Because an element of these DCP contributions reflects cash incentive compensation (i.e., actual awards under the MIP and EIP), these contributions partially reflect the individuals’ achievement of performance goals.

Stock Ownership Guidelines: In May 2000, the Compensation Committee adopted the Varian Medical Systems Executive Stock Ownership Program (the “Stock Ownership Program”) to further align the interests of our officers with those of our other stockholders. The stock ownership levels are based on the value of our stock as multiples of base pay (i.e., number of shares multiplied by price per share divided by base salary) and have been revised upward since initial adoption. The multiples are set based upon each officer’s position, as follows:

Position	Stock Ownership as a Multiple of Current Base Salary
CEO	6x
Next four most highly compensated executive officers	3x
All other executive officers and non-executive officers	2x

Under this program, stock ownership includes stock owned by the officers, unvested restricted stock and RSUs, as well as stock they individually hold in their 401(k) retirement accounts and shares purchased and held under the Employee Stock Purchase Plan. Unexercised stock options and unvested performance units are not included for purposes of determining stock ownership under this program.

Ownership levels are to be achieved within the later of: (i) five years of first becoming an officer, (ii) three years of an amendment to the ownership levels with respect to increased levels (our last one being in August 2010 for the CEO), or (iii) three years of the date that the new ownership levels apply to such individual due to a change in position or becoming an NEO. One-third of the ownership level is to be achieved within two-and-one-half years after an individual becomes subject to the ownership level. Officers who have not yet reached their guideline levels are encouraged, but not required, to retain 25% of the net after-tax shares obtained from stock option exercises until the ownership guideline levels are met. Other than this, we currently do not require our officers to hold the stock obtained from exercising stock options, upon vesting of their restricted stock or settlement of other equity-based awards. Under our insider trading policy, purchases on margin and the buying and selling of puts and calls of VMS securities, while not legally prohibited, are discouraged and require advance consultation with our legal department.

As of the date of this Proxy Statement, our CEO and all of the NEOs met the guidelines as set forth in the Stock Ownership Program.

Tax Deductibility: U.S. tax law does not let us deduct from our federal taxable income certain compensation paid to the CEO and the next three most highly compensated executive officers (other than our CFO) at the end of the fiscal year that is not performance-based and which exceeds $1 million. As a result of stockholder approval of the MIP and the Second Amended Stock Plan, we can fully deduct for that purpose, all performance-based awards—which for fiscal year 2011 included the MIP—under these plans subject to compliance with Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that our interests are best served in certain circumstances by providing compensation that is not performance-based (such as salary, time-vested restricted stock or RSUs, perquisites and special cash incentives), which may be subject to the $1 million annual deductibility limitation under U.S. tax law.

Equity Grant Practices: The Compensation Committee grants equity awards (including stock options, restricted stock, RSUs and performance units) to selected newly hired individuals on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following their date of hire. We make periodic grants of equity awards to eligible employees, which over the past three to four years have been in approximately 15- to 18-month intervals. We did not make any equity grants in fiscal year 2011 but, as described above, made awards of stock options, RSUs and performance units in early 2012, at the November meeting of the Compensation Committee.

Special grants to continuing employees, such as for promotions or retention purposes, are granted on the date of the first regularly scheduled quarterly meeting of the Compensation Committee following the date on which the related event occurred. Regularly scheduled quarterly Compensation Committee meetings are typically held on the second Friday of November, February and May, and on the first Friday of August, and are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or the release of other material non-public information by us. However, if on any date of grant our trading “blackout” is in effect or if our management knows of material, non-public information about us, any equity awards to be made will be granted effective as of the close of the business day after the “blackout” expires, or the close of the second business day after the public release of the material, non-public information, as applicable. Our “blackout” period lasts approximately nine weeks of each quarter and typically begins on the first business day of the third month of each fiscal quarter and ends two full business days after our quarterly earnings press release.

The exercise price of our stock options is the closing price of our common stock on the NYSE on the date of grant. If the date of grant falls on a day upon which the NYSE is closed, then the exercise price is the closing price of our common stock on the next trading date. Our Second Amended Stock Plan explicitly prohibits the re-pricing of stock options without prior stockholder approval.

The Compensation Committee and the full Board review these practices periodically.

Recoupment or Clawback of Certain Payments: In November 2008, the Board adopted a formal policy to recover certain incentive payments if we are required to restate our financial statements as a result of an executive officer engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement. In the event of a restatement of incorrect financial results, the Board will review the conduct of the executive officer in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of our Code of Business Ethics, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. The policy uses the definition of “executive officer” set forth in Exchange Act regulations. Such action by the Board would be in addition to any other actions the Board or we may take under our other policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities. This recoupment policy is incorporated into the provisions of our MIP, EIP and Second Amended Stock Plan.

Under our current stock option agreements, in the event an employee commences employment with a company that competes with us in any of our businesses, we may, in our sole discretion, terminate the stock option agreement, including the vesting of any options or other grants which remain unvested as of the date the employee commences employment with the competitor.

Change-in-Control Agreements

As explained in greater detail under “—Potential Payments upon Termination or Change in Control,” we currently have change-in-control agreements with 12 executives, including our NEOs. We entered into these agreements in order to attract and retain high-quality executives and to ensure that executives who might be involved in acquisition or merger discussions with another entity make the best decisions for us and our stockholders and are not unduly biased by the impact of such a transaction on their personal situations. These agreements do not influence our decisions surrounding the executive’s cash and equity compensation.

The change-in-control agreements are intended to provide an appropriate level of compensation for a specified time interval for executives who would likely be involved in activities regarding a change in control and are personally at risk for job loss in the event of a change in control. Our change-in-control agreements are “double-trigger” agreements, meaning that there must be a change in control event and to receive benefits under the agreement, the executive: (1) must be terminated by us or the successor company without cause within a specified time interval following a change in control, or (2) the executive must terminate employment for good reason, as defined in the agreements, within a specified time interval following a change in control. For more information about the agreements as well as a tabular summary of the potential payments that may be made to our NEOs, please refer to “—Potential Payments upon Termination or Change in Control.”

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminate the tax restoration payment associated with excise taxes imposed by Section 280G of the Internal Revenue Code, but incorporate a “best results” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The new forms of change-in-control agreement will be provided to the appropriate newly hired, appointed, promoted or demoted executives. When Mr. Wilson was promoted to Chief Operating Officer, he entered into this new form of change-in-control agreement.

Potential Adjustments to Programs and Practices in Fiscal Year 2012

At our Annual Meeting in February 2011, we conducted our first advisory vote on the compensation of our NEOs. Since stockholders owning more than 75% of the shares voting on the frequency of holding such votes indicated their preference that we hold such a vote annually, we are implementing such an annual vote. Stockholders owning more than 96% of the shares voting at our 2011 Annual Meeting also voted to approve the compensation of our NEOs, which we have interpreted as encouraging us to maintain our current compensation philosophy. Should future voting outcomes vary, the Compensation Committee will consider those future votes in making compensation decisions for the NEOs.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Varian Medical Systems, Inc. (the “Company”) has reviewed and discussed with management the “Compensation Discussion and Analysis” section of the Proxy Statement for the 2012 Annual Meeting of Stockholders. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders and Annual Report on Form 10-K.

R. Andrew Eckert (Chairman)

Susan L. Bostrom

David W. Martin, Jr.

Ruediger Naumann-Etienne

Relationship between Compensation Plans and Risk

In fiscal year 2011, the Compensation Committee and management again conducted a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse effect on us.

The Compensation Committee and management reviewed an inventory of our variable pay and sales commission plans and considered the number of participants in each plan, the participant’s level within the organization, the target and maximum payment potential, the performance metrics under each plan and associated targets, and the type and mechanics of the plan and its purpose. The Compensation Committee concluded that none of the broad-based programs (base salary, spot bonuses, traditional sales commission or variable incentive arrangements) that extend to regular employees would likely encourage unnecessary or excessive risks.

The Compensation Committee and management also assessed the risks in those plans that were identified as having the potential to deliver a material amount of compensation to the executives, which were the annual and long-term incentive plans—the MIP and Second Amended Stock Plan, respectively—that are described earlier in “—Compensation Discussion and Analysis.” The risk assessment included, but was not limited to, analyzing the following items:

•	Whether there was effective balance in the plans (e.g., cash and equity mix, short- and long-term performance focus, etc.);

•

Whether the performance goals contained in the plans were balanced (e.g., between corporate and business unit goals, between financial and qualitative goals) and potential payments were reasonable based on potential achievement of those goals at the threshold, target, and maximum levels;

•	When applicable, whether the relationship between performance objectives under the MIP were consistent with our stockholders’ interests as well as the objectives of our long-term incentives;

•	Whether the plans contained appropriate caps on individual awards and aggregate payments;

•	Whether we had adopted meaningful risk mitigants, including ownership guidelines, clawbacks, and independent Compensation Committee oversight, relative to the plans; and

•	In the case of the particle therapy order that we largely financed and then recorded in fiscal year 2011, whether or not to that order was appropriately included in the calculation of the MIP payout.

The Compensation Committee concluded that none of these plans would likely encourage unnecessary or excessive risks. The Compensation Committee and management also concluded that our executive compensation risk profile was reasonable, and that our strategy and programs do not pose a material risk due to a variety of mitigating factors. These factors include:

•

The Compensation Committee’s sole power to set short-term performance objectives for our annual incentive plans—MIP and EIP. The majority of the objectives (representing 80% weight) included EBIT and other financial goals that the Compensation Committee believes are appropriately correlated with stockholder value;

•	The use of equity awards to foster employee retention and align our executive’s interests with those of our stockholders;

•

Although we did not grant any equity awards in fiscal year 2011, the intent remains to make a greater portion of incentive awards under the long-term incentive program compared to annual incentive plans, in an effort to create a greater focus on sustained company performance over time;

•

The use of several distinct long-term incentive vehicles—RSUs, stock options, and now performance units that vest over a number of years (and in the case of performance units, are tied to EPS and TSR), thereby providing strong incentives for sustained operational and financial performance balanced with growing total stockholder return;

•	Capping potential payouts under the annual incentive plans—MIP and EIP—in order to eliminate the potential for any windfalls;

•

Compensation Committee discretion to adjust downward payouts under the MIP to reflect the core operating performance of our business, but prohibit discretion for payouts above actual achievement levels;

•

A recoupment policy that allows us to recover cash and equity compensation of senior executives in the case of material restatement of financial results due to the individual engaging in misconduct or other violations of our Code of Business Ethics that caused or partially caused the restatement;

•	Stock ownership guidelines for senior executives and officers, monitored by the Compensation Committee, that encourage alignment with stockholder interests over the long term; and

•	A broad array of competitive health and welfare benefit programs that offer employees and executives an opportunity to build meaningful retirement assets and benefit protections.

As a result of this review, both the Compensation Committee and management concluded that our compensation policies and practices for our employees are structured so as not to encourage excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth, together with certain other information, the compensation earned during fiscal years 2011, 2010 and 2009 by our NEOs and the principal position held by each during fiscal year 2011.

Name and Principal Position	Fiscal Year	Salary ($)			Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)		Change in Pensions Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)		Total ($)
Timothy E. Guertin	2011		$911,512			—		—		—		$1,110,788	—		$155,778		$2,178,078
President and Chief Executive Officer	2010		$875,005			—		$1,761,035		$3,522,200		$1,379,077	—		$165,556		$7,702,872
	2009		$864,238			—		$1,239,025		$2,537,200		$753,417	—		$131,107		$5,524,987

Elisha W. Finney	2011		$535,200			—		—		—		$456,877	—		$96,340		$1,088,418
Corporate Senior Vice President, Finance and Chief Financial Officer	2010 2009	$ $	520,000 513,280			— —	$ $	587,047 413,033	$ $	1,278,393 902,471	$ $	601,759 328,754	— —	$ $	102,749 80,891	$ $	3,089,948 2,238,429

Dow R. Wilson	2011		$623,716			—		—		—		$535,846	—		$96,341		$1,255,903
Corporate Executive Vice President and President, Oncology Systems	2010 2009	$ $	606,008 599,008		$ $	106,696 319,992	$ $	918,661 516,254	$ $	1,597,996 1,128,092	$ $	696,190 493,569	— —	$ $	101,105 112,834	$ $	4,026,656 3,169,750

Robert H. Kluge	2011		$421,045			—		—		—		$367,910	—		$76,035		$864,991
Corporate Senior Vice President and President, X-ray Products	2010 2009	$ $	412,048 406,658			— —	$ $	587,047 413,033	$ $	1,174,073 845,738	$ $	384,797 155,584	— —	$ $	74,448 59,752	$ $	2,632,412 1,880,764

John W. Kuo	2011		$373,911			—		—		—		$256,232	—		$75,243		$705,385
Corporate Vice President, General Counsel and Secretary	2010 2009	$ $	362,024 357,446	(5)		— —	$ $	352,218 247,812	$ $	767,032 541,480	$ $	317,855 173,651	— —	$ $	69,168 86,988	$ $	1,868,296 1,407,378

(1)	This column represents the aggregate grant date fair value of restricted stock and restricted stock unit awards granted to the NEO during each fiscal year, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value is determined using the closing price on the grant date multiplied by the number of shares subject to the grant. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. No such equity awards were made to our NEOs in fiscal year 2011.

(2)	This column represents the aggregate grant date fair value of stock option awards granted to the NEO during each fiscal year, computed in accordance with ASC 718, using the assumptions listed below for the applicable fiscal year:

For Mr. Guertin and Mr. Kluge:	2010	2009
Expected term (in years)	4.38	4.28
Risk-free interest rate	1.8%	1.7%
Expected volatility	37.7%	39.7%
Expected dividend yield	—	—
Weighted average fair value at grant date	$17.61	$12.69

For Ms. Finney, Mr. Wilson and Mr. Kuo:	2010	2009
Expected term (in years)	5.19	5.05
Risk-free interest rate	2.1%	1.9%
Expected volatility	36.9%	38.4%
Expected dividend yield	—	—
Weighted average fair value at grant date	$19.18	$13.54

For more information on the determination of valuation assumptions we used with respect to stock option awards, refer to the note on Employee Stock Plans in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year in which the stock option was awarded. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the NEOs. No such equity awards were made to our NEOs in fiscal year 2011.

(3)	This column represents annual cash incentives paid under the MIP and EIP. For fiscal year 2011, they are as follows:

Name	MIP	EIP
Timothy E. Guertin	$1,082,195	$28,594
Elisha W. Finney	$440,159	$16,718
Dow R. Wilson	$516,363	$19,483
Robert H. Kluge	$354,791	$13,118
John W. Kuo	$244,537	$11,694

Amounts include the incentive payments deferred under the DCP. Please refer to the Grant of Plan-Based Awards Table and the Nonqualified Deferred Compensation Table below for more information.

(4)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2011.

Name	Company Contributions to 401(k)	Company Supplemental Contributions Under the Deferred Compensation Plan (A)	Perquisites
			Car Usage and Related Expenses	Financial/Tax Counseling and Annual Medical Exams	Other (B)
Timothy E. Guertin	$14,700	$109,758	$26,150	$2,833	$2,337
Elisha W. Finney	$14,700	$46,101	$26,136	$2,734	$6,669
Dow R. Wilson	$15,415	$53,639	$23,972	$815	$2,500
Robert H. Kluge	$15,163	$32,774	$22,447	$3,560	$2,092
John W. Kuo	$15,000	$26,288	$26,983	$1,572	$5,400

(A)	Amounts represent an estimate of the Company Supplemental Contributions under the DCP for 2011, which will be made in January 2012. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his or her calendar year 2011 base salary through December 31, 2011 and the actual fiscal year 2011 cash incentive payout under the MIP and EIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000 for 2011).

(B)	For Mr. Guertin, the amount represents Company match of charitable contributions made by Mr. Guertin and reimbursement for meals. For the other named executives, the amount consists of Company match of charitable contributions made by the NEO and, in the cases of Ms. Finney, Mr. Kluge and Mr. Kuo, the amount also includes gift cards from participating in the Company’s wellness program. Company match of charitable contributions, business meal reimbursements and gift cards from participating in the Company’s wellness program are also available to all other U.S. employees.

(5)	Amount includes salary deferred under the DCP. Please refer to the Nonqualified Deferred Compensation Table below for more information.

Grants of Plan-Based Awards for 2011

The following table provides information on non-equity incentive plan awards made in fiscal year 2011 to each of our NEOs. No options or other stock awards were made to the NEOs during fiscal year 2011.

Name	Grant Date/Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Timothy E. Guertin	MIP	$0	$1,063,707	$2,127,414
	EIP	$0	$26,682	$53,363
Elisha W. Finney	MIP	$0	$432,640	$865,280
	EIP	$0	$15,600	$31,200
Dow R. Wilson	MIP	$0	$504,192	$1,008,384
	EIP	$0	$18,180	$36,360
Robert H. Kluge	MIP	$0	$275,834	$551,668
	EIP	$0	$12,241	$24,482
John W. Kuo	MIP	$0	$226,974	$453,948
	EIP	$0	$10,912	$21,824

Salary.    During fiscal year 2011, none of the NEOs had a written employment agreement with us, but were and remain “at-will” employees. The salaries for the NEOs in effect as of the beginning of calendar year 2011 were as follows: Mr. Guertin, $924,963; Ms. Finney, $540,800; Mr. Wilson, $630,240, Mr. Kluge, $424,360 and Mr. Kuo, $378,290.

Bonus.    For Mr. Wilson, the amount set forth in the “Bonus” column of the Summary Compensation Table represents a cash payment of $106,696 (in fiscal year 2010) and $319,992 (in fiscal year 2009) as part of a $1.6 million total cash payment pursuant to Mr. Wilson’s offer letter dated September 17, 2004. The bonus was provided to partially offset certain payments that Mr. Wilson would have otherwise been eligible to receive from his former employer. The final payment was made in January 2010.

Non-Equity Incentive Plan Compensation.    The amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan” columns of the Grants of Plan-Based Awards Table represent the potential awards under the MIP and the EIP, while the amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and in footnote 3 to that table represent the actual awards earned by the NEOs under the MIP and the EIP. As further discussed in “—Compensation Discussion and Analysis—Compensation At-Risk—Annual Cash Incentives,” for fiscal year 2011, the Compensation Committee established an MIP Bonus Pool equal to 1.25% of the Company’s fiscal year 2011 EBIT and fixed the following financial performance goals: growth in EBIT (40% weight), growth in revenue (20% weight) and growth in net orders (20% weight) on which 80% of the potential MIP amount was based. For each of the above performance measures, specific targets were set at the total-Company level and at our two largest business units, Oncology Systems and X-ray Products. In addition, 20% of the potential MIP amount was based on achievement of individual non-financial qualitative performance, with the achievement and payout determined in the discretion of the Compensation Committee. Based on achievement of the applicable performance measures and the Compensation Committee’s determination of each NEO’s achievement of his or her qualitative goals, the actual payouts as a percentage of the target payout (or 100%) under the MIP were as follows:

Name	MIP Payout as a % of Target (Fiscal Year 2011)
Timothy E. Guertin	101.7%
Elisha W. Finney	101.7%
Dow R. Wilson	102.4%
Robert H. Kluge	128.6%
John W. Kuo	107.7%

See “—Compensation Discussion and Analysis—Compensation At-Risk—Annual Cash Incentives” for more information regarding the calculation.

The EIP is a Company-wide incentive plan through which eligible employees may receive award payouts denominated in numbers of hours. For each eligible employee, including the NEOs, base salary was converted to an hourly rate. Payout ranged from 0 hours to 120 hours (based on a 40-hour work week), with 60 hours being the target achievement level. The EIP performance goals were the same as the financial performance goals for the MIP at the total-Company level, but because there were no individual goals, the weightings were: growth in EBIT (50% weight), growth in revenues (25% weight) and growth in net orders (25% weight). The actual EIP payouts in fiscal year 2011 were 64.3 hours for each NEO.

Stock and Option Awards.    No stock or option awards were made in fiscal year 2011, as further described in “—Compensation Discussion and Analysis.”

All Other Compensation, Including Perquisites.    The NEOs have also been extended certain perquisites by the Compensation Committee, as follows:

•

Use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the vehicle at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

•

Company Supplemental Contributions representing retirement contributions which could not be contributed by the Company to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, as further discussed under “—Nonqualified Deferred Compensation.” Because an element of these contributions reflects non-equity incentive compensation (i.e., actual awards under the MIP and EIP), Company Supplemental Contributions partially reflect the individuals’ achievement of performance goals.

•

Reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

We do not permit our executives to use the Company’s fractionally-owned aircraft for purely personal trips. However, we allow and include in executive’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally-owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards of the NEOs as of the end of fiscal year 2011:

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (7)
Timothy E. Guertin (2)	11/17/2005	200,000	—	$49.88	11/17/2015
	11/21/2006	300,000	—	$50.66	11/21/2016
	2/15/2008	225,000	—	$52.61	2/15/2015
	2/13/2009	172,222	27,778	$37.17	2/13/2016
	5/14/2010	88,888	111,112	$52.83	5/14/2017
						11,112	(3)	$579,602
						22,223	(4)	$1,159,152

Total		986,110	138,890			33,335		$1,738,754

Elisha W. Finney	11/18/2004	53,000	—	$39.85	11/18/2014
	11/17/2005	100,000	—	$49.88	11/17/2015
	11/21/2006	100,000	—	$50.66	11/21/2016
	2/15/2008	76,000	—	$52.61	2/15/2015
	2/13/2009	57,407	9,260	$37.17	2/13/2016
	5/14/2010	29,629	37,038	$52.83	5/14/2017
						8,800	(5)	$459,008
						3,704	(3)	$193,201
						7,408	(4)	$386,401

Total		416,036	46,298			19,912		$1,038,610

Dow R. Wilson	11/17/2005	125,000	—	$49.88	11/17/2015
	11/21/2006	125,000	—	$50.66	11/21/2016
	2/15/2008	95,000	—	$52.61	2/15/2015
	2/13/2009	6,944	11,575	$37.17	2/13/2016
	5/14/2010	37,037	46,297	$52.83	5/14/2017
						29,579	(6)	$1,542,841
						4,630	(3)	$241,501
						11,593	(4)	$604,691

Total		388,981	57,872			45,802		$2,389,033

Robert H. Kluge (2)	11/21/2006	20,000	—	$50.66	11/21/2016
	2/15/2008	30,500	—	$52.61	2/15/2015
	2/13/2009	57,407	9,260	$37.17	2/13/2016
	5/14/2010	29,629	37,038	$52.83	5/14/2017
						3,600	(5)	$187,776
						3,704	(3)	$193,201
						7,408	(4)	$386,401

Total		137,536	46,298			14,712		$767,378

John W. Kuo	11/21/2006	20,000	—	$50.66	11/21/2016
	2/15/2008	41,249	—	$52.61	2/15/2015
	2/13/2009	4,445	5,556	$37.17	2/13/2016
	5/14/2010	4,444	22,223	$52.83	5/14/2017
						4,800	(5)	$250,368
						2,223	(3)	$115,952
						4,445	(4)	$231,851

Total		70,138	27,779			11,468		$598,171

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. All options granted prior to February 2008 expire ten years from the date of grant, and all options granted on or after February 2008 expire seven years from the date of grant. The first 33-1/3% of the shares subject to the options vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period, subject to continued service or retirement. The following table sets forth the vesting dates for the outstanding option awards:

Grant Date	Vesting Schedule (based on original awards)
2/13/2009	33-1/3% vested on 2/13/2010; pro-rata monthly thereafter until fully vested on 2/13/2012
5/14/2010	33-1/3% vested on 5/14/2011; pro-rata monthly thereafter until fully vested on 5/14/2013

(2)	Even if their services are terminated for any reason, certain unvested options and unvested RSUs of Mr. Guertin and Mr. Kluge would continue to vest according to the original vesting schedules because each of these individuals is retirement eligible. See “—Potential Payments Upon Termination or Change in Control.”

(3)	Grant Date Vesting Schedule (based on outstanding awards)

2/13/2009	100% on 2/15/2012, subject to continued service

(4)	Grant Date Vesting Schedule (based on outstanding awards)

5/14/2010	50% on 5/18/2012 and 50% on 5/18/2013, subject to continued service or retirement

(5)	Grant Date Vesting Schedule (based on outstanding awards)

8/10/2007	100% on 8/10/2012, subject to continued service

(6)	Grant Date Vesting Schedule (based on outstanding awards)

1/10/2005	50% on 1/10/2015 and 50% on 1/10/2020, subject to continued service

(7)	Based on the closing price of our common stock as of September 30, 2011 ($52.16).

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired on stock option exercises and vesting of restricted stock and RSUs by each of the NEOs during fiscal year 2011. The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of our common stock at exercise and the option exercise price and, in the case of restricted stock and RSUs, based on the closing price per share of common stock on the NYSE on the vesting date. Amounts presented in the “Valued Realized on Vesting” column under “Stock Awards” do not necessarily mean that the NEO has actually sold the vested shares for cash.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Timothy E. Guertin	180,000	$4,446,707	30,556	$2,139,171
Elisha W. Finney	105,000	$3,405,269	13,375	$875,794
Dow R. Wilson	62,888	$1,877,064	13,760	$961,696
Robert H. Kluge	219,875	$4,105,911	15,925	$1,093,393
John W. Kuo	112,083	$2,408,809	7,911	$520,844

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal year 2011, and account balances as of September 30, 2011 for each of the NEOs, under our nonqualified DCP:

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Timothy E. Guertin	—		$120,545	$1,322	—	$756,779
Elisha W. Finney	$55,354	(1)	$52,606	$(34,344)	—	$1,910,770
Dow R. Wilson	—		$63,432	$444	—	$268,809
Robert H. Kluge	—		$33,111	$104,806	—	$4,364,057
John W. Kuo	$84,761	(1)	$26,093	$30,820	—	$976,880

(1)	These amounts represent a portion of the second-half fiscal year 2010 MIP and EIP payments paid in November 2010 that was deferred by the NEO into the DCP. For Mr. Kuo, the amount also includes a portion of his calendar year 2010 base salary that he deferred in fiscal year 2011.

(2)	These amounts represent Company Supplemental Contributions (as described below) attributable to fiscal year 2010 made by the Company in January 2011.

(3)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

(4)	Balance at last fiscal year end includes the following amounts reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Guertin, $663,629; Ms. Finney, $1,295,249; Mr. Wilson, $263,218; Mr. Kluge, $1,382,072; and Mr. Kuo, $706,697.

Our DCP is an unfunded and unsecured deferred compensation arrangement that is designed to allow directors, executive officers and certain other management and highly compensated employees to forego current compensation and defer a specified percentage of their base salaries (up to 50%), cash incentive payments (up to 100%) and director fees (applicable only to our non-employee directors) in a manner similar to the way in which our 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or assets in an existing rabbi trust may be used to fund our payment obligations and pay DCP benefits. The Compensation Committee administers the DCP. Additionally, in order to make retirement contributions that we could not contribute to eligible participants’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations, in fiscal year 2011, we made Company Supplemental Contributions equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments for fiscal year 2010 over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($245,000); and (b) our matching contribution rate under the 401(k) (6%). Further, we may, on a discretionary basis, credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Amounts deferred by a participant and Company Contributions are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for measuring and determining amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Amounts credited to each participant under the DCP are periodically adjusted for earnings and/or losses at a rate that is equal to the various investment funds (also referred to as measurement funds) selected by the Compensation Committee, as elected by the participant. The Compensation Committee may, in its sole discretion, discontinue, substitute or add a measurement fund. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis. In fiscal year 2010, the Compensation Committee made several changes to the available measurement funds that took effect on or after January 1, 2011. These changes included elimination of the option of a phantom share rate on our common stock, which was completely phased out June 30, 2011. Participants are always fully vested in the amounts deferred, Company Contributions and any earnings or losses.

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Supplemental Contributions are generally paid in the form of a lump sum following a participant’s separation from service (except for those Company Supplemental Contributions made prior to December 31, 2004, which may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

We may terminate the DCP by action of the Board, in which event benefits will be distributed as soon as the plan and Section 409A of the Internal Revenue Code permit.

Potential Payments Upon Termination or Change in Control

The tables below show certain potential payments that would have been made to an NEO had the termination hypothetically occurred on the last business day of fiscal year 2011 (i.e., September 30, 2011) under various scenarios, including a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on September 30, 2011. The tables do not include the nonqualified deferred compensation that would be paid to an NEO, which is set forth in the Nonqualified Deferred Compensation Table above, which each such NEO would receive in the event of any termination. In addition, the tables do not include the value of vested but unexercised stock options as of September 30, 2011 which could generally be exercised in the event of any termination.

The footnotes to the tables describe the assumptions used in estimating the amounts set forth in the tables, which in all cases do not give effect to the exercise of our recoupment policy. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of the NEO’s separation from us.

An outline of the various termination scenarios and the potential payments that are made to the NEOs in each scenario (under the terms of our plans and arrangements in effect on September 30, 2011) appears after the tables and footnotes.

Potential Payments Upon Termination of Employment/CIC as of 9/30/11 - Timothy Guertin
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$416,392	(3)	$1,159,152	(3)	—	$1,575,544
Change in Control Termination (4)	$6,386,215	(5)	$167,183	(6)	$416,392		$1,738,754		—	$8,708,544
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		$416,392	(7)	$1,159,152	(7)	—	$1,575,544

Potential Payments Upon Termination of Employment/CIC as of 9/30/11 - Elisha Finney
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$138,807	(3)	$386,401	(3)	—	$525,208
Change in Control Termination (4)	$2,719,169	(5)	$120,415	(6)	$138,807		$1,038,610		—	$4,017,001
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

Potential Payments Upon Termination of Employment/CIC as of 9/30/11 - Dow Wilson
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$173,509	(3)	$604,691	(3)	—	$778,200
Change in Control Termination (4)	$3,270,254	(5)	$89,271	(6)	$173,509		$2,389,015		—	$5,922,049
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

Potential Payments Upon Termination of Employment/CIC as of 9/30/11 - Robert Kluge
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$138,807	(3)	$386,401	(3)	—	$525,208
Change in Control Termination (4)	$1,812,504	(5)	$72,855	(6)	$138,807		$767,378		—	$2,791,544
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		$138,807	(7)	$386,401	(7)	—	$525,209

Potential Payments Upon Termination of Employment/CIC as of 9/30/11 - John Kuo
					Intrinsic Value of Accelerated Equity Awards (2)
Termination Scenario	Cash Severance (1)		Benefit Continuation		Options		Restricted Stock and RSUs		280G Excise Tax Gross Up	Total
Death	$0		$0		$83,284	(3)	$231,851	(3)	—	$315,135
Change in Control Termination (4)	$1,651,082	(5)	$75,149	(6)	$83,284		$598,171		—	$2,407,686
Termination with Cause	$0		$0		—		—		—	$0
All Other	$0		$0		—		—		—	$0

(1)	In all cases, if termination of an NEO occurred on the last business day of fiscal year 2011, he or she would receive salary through that date and a full year payout under the MIP and EIP against targets set for fiscal year 2011. The actual payments under the MIP and EIP made for fiscal year 2011 are reported in footnote 3 to the Summary Compensation Table.

(2)	Based on the closing stock price as of September 30, 2011 ($52.16).

(3)	In the event of death, unexercisable options become fully exercisable, unvested RSUs fully vest and unvested restricted stock is cancelled or forfeited.

(4)	In the event of termination by the Company without cause or by the NEO for good reason following a “change in control,” the NEO is entitled to the payments set forth in the columns and notes labeled (5) and (6), and all unexercised options become fully exercisable and unvested RSUs and restricted stock become fully vested.

(5)	Cash severance equal to 2.5 times (3.0 times for Mr. Guertin) the sum of (i) annual base salary rate plus (ii) the greater of (a) the most recently established target annual bonus or (b) average annual bonus paid over the prior three fiscal years.

(6)	Value of payment assumes costs to the Company from the following:

A.	Medical, dental and vision insurance (assuming that the executives pay employee’s contribution rates for continuing these coverage for 24 months).

B.	Life insurance cost is calculated based on the cost of converting basic life insurance coverage into an individual policy and “porting” the supplemental life insurance coverage (maximum amount that can be “ported” is $1 million, with any excess eligible for conversion). The actual conversion rates are subject to change when/if conversion actually takes place.

C.	Basic Accidental Death and Dismemberment cost is calculated based on the cost of converting to an individual policy (maximum amount that can be converted is $250,000).

D.	Financial/tax counseling of $6,500 per year.

Amount assumes 24 months of benefits continuation at fiscal year 2010 costs for 3 months and fiscal year 2011 rates for the additional 21 months. Because costs vary depending upon circumstances and eligibility, amount does not include coverage under the Varian Medical Systems, Inc. Disability Plan.

(7)	Represents value of unvested stock options and unvested RSUs that would continue to vest according to original vesting schedule because the individual is retirement eligible.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

Under change-in-control agreements with senior executives, including the NEOs, we will pay to any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other NEOs) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus, or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options, restricted stock and RSUs will fully vest as of the individual’s termination date. As for performance units, the individual will be eligible for the full target award (i.e., the performance conditions of the performance award will no longer apply) but the individual will wait until vesting (i.e., at the end of the three-year performance period from the original grant date) to get delivery of the shares. While the RSUs will fully vest as of the individual’s termination date, the individual will also have to wait until the original vesting date to get delivery of the shares. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control. Payments and benefits may be delayed six months following separation from service in order to avoid onerous taxation under Section 409A of the Internal Revenue Code.

Under our existing change-in-control agreements with NEOs other than Mr. Wilson, if any payments or benefits (including those under these agreements) would result in the imposition of an excise tax imposed by Section 280G of the Internal Revenue Code and the amount of such payments and benefits exceeds the threshold limit imposed by 280G by 10% or more, then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. If the amount of such payments and benefits exceeds the threshold limit by less than 10%, then the amount received by the individual will instead be reduced so that the aggregate payments and benefits to be received by the individual will be $1 less than the threshold imposed under Section 280G.

In fiscal year 2010, the Compensation Committee approved for future use new forms of change-in-control agreements that eliminated the tax restoration payment associated with excise tax imposed by Section 280G of the Internal Revenue Code but incorporate a “better of” provision whereby the executive’s actual change-in-control payment will be reduced to $1 below the threshold imposed under Section 280G (i.e., thereby not triggering excise tax) if the change-in-control payment after the imposition of the excise tax would otherwise result in a lesser amount. The Compensation Committee did not amend the existing change-in-control agreements with executives at that time, but provided that if any of them get promoted or demoted into a position eligible for a change-in-control agreement, the new form of change-in-control agreement would replace the existing one. Mr. Wilson was promoted to Chief Operating Officer at the beginning of fiscal year 2012 and entered into this new form of change-in-control agreement.

Compensation of Directors

The compensation of directors is determined by the full Board. The Compensation Committee annually reviews the non-employee director compensation (including cash retainer, cash meeting fees and equity awards) and recommends to the full Board for adoption any changes to their compensation. Our goal is to keep the compensation levels of such directors market-competitive and have a compensation structure that supports our business objectives, aligns the directors’ interests with those of the stockholders, reflects competitive best practices and is cost- and tax-effective. In May 2011, at the request of the Compensation Committee, FWC performed a review of non-employee director compensation. Based on FWC’s review, which included a competitive benchmark analysis of the non-employee director compensation at our peer companies, the Board decided to maintain the same levels of directors’ cash and equity compensation. Please refer to the discussion under “Proposal One—Election of Directors—Governance of the Corporation—Board Committees and Committee Meetings—Compensation and Management Development Committee” and “—Compensation Discussion and Analysis” for further information on FWC’s engagement by the Compensation Committee and on our peer group.

Annual Cash Compensation.    For fiscal year 2011, each non-employee director received an annual retainer of $45,000 (or a pro rata portion in the case of our new director David Illingworth), except that the lead director received an annual retainer of $60,000. The chairmen of the Compensation Committee and the Nominating Committee received an additional $10,000 annual retainer for serving in these positions, and the chairman of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Non-employee directors may elect to receive this compensation as full-value shares of our common stock, at a value equal to the fair market value of our common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under our DCP, subject to the restrictions of applicable tax law. Please refer to the discussion under “—Nonqualified Deferred Compensation” for more information. Directors who are employees (i.e., Mr. Guertin and Mr. Levy) receive no compensation for their services in their capacities as directors. The cash compensation reported below for Mr. Levy is for his service as our employee. All directors, however, receive reimbursement for out-of-pocket expenses of the directors associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs.

Equity Compensation.    The Second Amended Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units (“DSUs”) to non-employee directors. Under this plan, each continuing non-employee director currently receives an annual grant of a non-qualified stock option to purchase

5,000 shares of our common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant, typically the day after the annual meeting, and an annual grant of DSUs having a fair market value on the date of grant of $100,000. Stock options granted are immediately exercisable and expire seven years after the date of grant unless terminated earlier. DSUs generally vest quarterly over a period of one year from the date of grant. Unless otherwise provided in the grant agreement as determined by the Board, payment of DSUs will be made in shares of our common stock, with one share of our common stock issued for each DSU, upon the earlier of three years after the date of the DSU grant or upon departure from the Board (e.g., upon retirement or resignation).

The following table sets forth the compensation received by each director (other than Mr. Guertin, whose compensation is set forth under the Summary Compensation Table above) during fiscal year 2011:

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (6)	Total ($)
Susan L. Bostrom	$66,000	$100,054	$118,997	—		—	—	$285,051
John Seely Brown	$61,000	$100,054	$118,997	—		—	—	$280,051
Andrew R. Eckert	$95,500	$100,054	$118,997	—		—	—	$314,551
David J. Illingworth	$24,500	—	—	—		—	—	$24,500
Mark R. Laret	$91,000	$100,054	$118,997	—		—	—	$310,051
Richard M. Levy (1)	—	—	—	$4,946	(5)	—	$169,605	$174,551
David W. Martin, Jr. M.D.	$85,500	$100,054	$118,997	—		—	—	$304,551
Ruediger Naumann-Etienne	$103,500	$100,054	$118,997	—		—	—	$322,551
Venkatraman Thyagarajan	$79,500	$100,054	$118,997	—		—	$2,000	$300,551

(1)	Mr. Levy is compensated as an employee as described below.

(2)	Ms. Bostrom and Mr. Brown elected to defer their respective annual retainers and meeting fees into our DCP.

(3)	This column represents the aggregate grant date fair value of DSUs granted in fiscal year 2011, computed in accordance with ASC 718. The fair value is determined using the closing price on the grant date multiplied by the number of DSUs. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(4)	This column represents the grant date fair value of stock option awards granted in fiscal year 2011, computed in accordance with ASC 718, using the assumptions listed below:

Expected term (in years)	4.69
Risk-free interest rate	2.2%
Expected volatility	35.6%
Expected dividend yield	—
Weighted average fair value at grant date	$23.80

These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(5)	Amount represents Mr. Levy’s award as a participant in the EIP.

(6)	For Mr. Levy, amount includes salary ($160,004) and Company contributions to his 401(k) retirement account ($9,600). For Mr. Thyagarajan, amount represents Company match of charitable contributions made by him ($2,000).

The following table sets forth the aggregate number of outstanding DSUs and stock options held by each director listed as of the end of fiscal year 2011:

Name	DSUs Outstanding	Options Outstanding
Susan L. Bostrom	6,204	18,000
John Seely Brown	6,204	54,866
Andrew R. Eckert	6,204	23,000
David J. Illingworth	—	—
Mark R. Laret	6,204	36,000
David W. Martin, Jr. M.D.	6,204	119,666
Ruediger Naumann-Etienne	6,204	18,000
Venkatraman Thyagarajan	6,204	10,000

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee, Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and is involved with investor groups and key customers. The full Board determines Mr. Levy’s compensation, upon the recommendation of the Compensation Committee. Mr. Levy currently receives an annual base salary of $160,000. We also provide him with leased offsite office space and an administrator. In addition, Mr. Levy is eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He does not receive any separate compensation for his duties serving on the Board but receives the same reimbursement of expenses as do all other directors.

Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs. Mr. Levy, however, is eligible to participate in our EIP.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Nominating Committee is responsible for the review, approval or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director or executive officer since the beginning of the last fiscal year, or a more than five percent stockholder, and their immediate family members. Such transactions may include employment or consulting relationships with a related person or contracts under which we receive goods or services from (or provide goods and services to) a related person or a company for which the related person is an employee or otherwise affiliated. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or one of its subsidiaries is a participant and a related person has a direct or indirect material interest. Generally for a transaction to be approved, the Nominating Committee must be informed or have knowledge of (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating Committee has, however, determined that a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the above categories are forwarded to our legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction is forwarded to the Nominating Committee for review. The Nominating Committee determines whether the related person has a material interest in a transaction and may approve, ratify, terminate, or take other action with respect to the transaction in its discretion.

Transactions with Related Persons

All potential related party transactions during fiscal year 2011 were included in one of the above categories.

Appendix A

VARIAN MEDICAL SYSTEMS, INC.

THIRD AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

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(continued)

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(continued)

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VARIAN MEDICAL SYSTEMS, INC.

THIRD AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1 Effective Date.    The Varian medical Systems, Inc. 2005 Omnibus Stock Plan was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005. On December 7, 2005, the Board approved an amended and restated Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved the second amended and restated Plan, which was approved at the Company’s 2007 Annual Meeting of Stockholders. On November 11, 2011 (the “Adoption Date”), the Board approved this third amended and restated Plan, provided that this Plan amendment and restatement is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2012 Annual Meeting of Stockholders.

1.2 Purpose of the Plan.    The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “ Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8 “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9 “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10 “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11 “Director” means any individual who is a member of the Board.

2.12 “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13 “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14 “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15 “ Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18 “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19 “Fiscal Year” means the fiscal year of the Company.

2.20 “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22 “ Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23 “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.24 “ Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25 “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26 “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.27 “ Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.28 “ Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.29 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.30 “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.31 “Performance Share” means a Performance Share granted to a Participant pursuant to Section  8.

2.32 “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.33 “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.34 “ Plan” means the Varian Medical Systems, Inc. Third Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35 “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.36 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.37 “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.38 “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.39 “ Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.40 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.41 “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.42 “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.43 “ Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.44 “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.45 “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.46 “ Shares” means shares of the Company’s common stock, $1.00 par value.

2.47 “ Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.48 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “separation from service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1 The Committee.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3 Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4 Non-employee Directors.    Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5 Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares.    Prior to this request for approval of this third amended and restated Plan, and subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 18,950,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. Upon approval of this third amended and restated Plan by the stockholders of the Company, an additional 6,000,000 Shares shall be available for issuance under the Plan. For purposes of this Section 4.1, effective with respect to Awards granted on or after the date the stockholders of the Company approve this third amended and restated Plan, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.6 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2 Lapsed Awards.    If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the Award was granted) again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section  4.1.

4.3 Adjustments in Awards and Authorized Shares.    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2 Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3 Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1 Non-qualified Stock Options.    In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2 Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3 Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4 Expiration of Options.

5.4.1 Expiration Dates.    Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d) The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e) The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2 Death of Participant.    Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3 Committee Discretion.    Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section  5.8.4 regarding Incentive Stock Options).

5.5 Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6 Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7 Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8 Certain Additional Provisions for Incentive Stock Options.

5.8.1 Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2 Termination of Service.    If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3 Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4 Expiration.    No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2 Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3 SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4 Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5 Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

6.6 Payment Upon Exercise of SAR.    At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2 Restricted Stock and Restricted Stock Units Agreement.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3 Transferability.    Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4 Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1 General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3 Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5 Removal of Restrictions.    Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6 Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7 Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7. 8 Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1 Grant of Performance Units and Shares.    Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2 Initial Value.    Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3 Performance Objectives and Other Terms.    The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1 General Performance Objectives.    The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2 Section 162(m) Performance Objectives.    For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4 Earning of Performance Units and Performance Shares.    After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5 Form and Timing of Payment.    Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6 Cancellation.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1 Non-Employee Director Options.    Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.2 Terms of Options.

9.2.1 Option Agreement.    Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.2.2 Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3 Exercisability.    Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.2.4 Expiration of Options.    Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a) The expiration of seven (7) years from the Grant Date; or

(b) The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c) The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.2.5 Death of Director.    Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3)  years after the date of his or her death.

9.2.6 Not Incentive Stock Options.    Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7 Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3 Substitute Options.    Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.4 Elections by Non-employee Directors.    Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.5 Deferred Stock Units.    Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.6 Terms of Deferred Stock Units.

9.6.1 Deferred Stock Unit Agreement.    Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.6.2 Vesting.    Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.6.3 Payment.    Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.6.4 Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1 No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2 Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4 Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5 Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6 Nontransferability of Awards.    Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7 No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8 Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9 Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the minimum required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10 Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11 Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

10.12 Prohibition on Repricings.    Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13 Maximum Term of Options and SARs.    Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7) years from the Grant Date.

10.14 Restatement of Financial Results.    Notwithstanding anything to the contrary set forth in the Plan or any Award Agreement, in the event of a restatement of incorrect financial results, the Board will review the conduct of executive officers in relation to the restatement. If the Board determines that an executive officer has engaged in misconduct or other violations of the Company’s code of ethics in connection with the restatement, the Board would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended. Such action by the Board would be in addition to any other actions the Board or the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

SECTION 11

AMENDMENT, TERMINATION AND DURATION

11.1 Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

11.2 Duration of the Plan.    This third amended and restated Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from the Adoption Date. Without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Adoption Date.

SECTION 12

LEGAL CONSTRUCTION

12.1 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5 Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

Varian Medical Systems, Inc.

Dated: , 2012	By:
John W. Kuo
Corporate Vice President, General Counsel & Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VARIAN MEDICAL SYSTEMS, INC. M39496-P18608-Z56828 VARIAN MEDICAL SYSTEMS, INC. 3100 HANSEN WAY PALO ALTO, CA 94304 For Against Abstain Yes No 01) Timothy E. Guertin 02) David J. Illingworth 03) Ruediger Naumann-Etienne 1. To elect the following nominees for a term ending at the 2015 Annual Meeting of Stockholders: Nominees: VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit you’re voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 8, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS if you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 8, 2012. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, and FOR Proposals 2, 3 and 4. 0 0 0 0 0 0 3. To approve the amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan. 2. To approve the compensation of the Varian Medical Systems, Inc. named executive officers as described in the Proxy Statement. 4. To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2012. Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. The proxyholders are authorized to vote on any other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of Varian Medical Systems, Inc. Proposal 2 is an advisory vote and Varian Medical Systems, Inc. is not bound by the results of the vote. NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their names. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except 0 0 0 0 0 0 0 0 0 For Against Abstain For Against Abstain Varain medical Avenue A partner of life

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Notice of Internet Availability of Proxy Materials: The notice of meeting, proxy statement and annual report to stockholders are available at www.proxyvote.com. M39497-P18608-Z56828 PROXY VARIAN MEDICAL SYSTEMS, INC. Proxy for Annual Meeting of Stockholders—February 9, 2012 This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder of Varian Medical Systems, Inc. (the “Company”) hereby constitutes and appoints TIMOTHY E. GUERTIN and JOHN W. KUO, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at the Crowne Plaza Cabana Hotel, 4290 EI Camino Real, Palo Alto, California 94306, on February 9, 2012, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof. If you need directions to the Annual Meeting so that you may attend and vote in person, please contact our Investor Relations department at investors@varian.com. Unless a contrary direction is indicated, the proxyholders will vote the undersigned’s shares FOR the election of the nominees for director, FOR approval of the compensation of the Company’s named executive officers as described in the Proxy Statement, FOR the approval of the amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2012 and, in accordance with the judgment of the proxyholder as to the best interests of the Company, upon any other business as may properly come before the meeting or any adjournment or postponement thereof. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in any order as they may determine. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith. IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be Signed on Reverse Side)